                                                               EXECUTION VERSION

                       ADMINISTRATIVE SERVICES AGREEMENT

                                 BY AND BETWEEN

                        HARTFORD LIFE INSURANCE COMPANY

                                      AND

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                             DATED JANUARY 2, 2013


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                               TABLE OF CONTENTS

                                                                            PAGE
--------------------------------------------------------------------------------
Article I         DEFINITIONS                                                  1
 Section 1.01     Definitions                                                  1
Article II        APPOINTMENT; NOTIFICATION OF INTERETED PARTIES               8
 Section 2.01     Appointment                                                  8
 Section 2.02     Provision of Services Subject to the Transition Services     9
                  Agreement
 Section 2.03     HLIC Services                                                9
 Section 2.04     Power of Attorney                                            9
 Section 2.05     Notification of Interested Parties                          10
 Section 2.06     Ongoing Communications                                      10
 Section 2.07     Coordinators                                                10
Article III       NEW INSURANCE POLICIES                                      11
 Section 3.01     New Insurance Policies                                      11
 Section 3.02     Guidelines                                                  12
 Section 3.03     Termination of Authority                                    12
 Section 3.04     HLIC Licenses; Certain Actions                              12
                  Marketing Activities                                        13
Article IV        SERVICES PROVIDED BY ADMINISTRATOR                          13
 Section 4.01     Services                                                    13
 Section 4.02     Standards and Licenses                                      13
 Section 4.03     Subcontracting                                              14
 Section 4.04     Recommendations                                             14
 Section 4.05     Decision Authority                                          14
 Section 4.06     Non-Guaranteed Elements                                     15
 Section 4.07     Additional Covenants of HLIC                                15
 Section 4.08     Certain Actions with Respect to Recoverables                16
 Section 4.09     Product Filings                                             16

[REDACTED]

 Section 4.11     Investment Guideline Compliance                             17
 Section 4.12     Compensation Upon Termination of the Investment             18
                  Management Agreement
Article V         FEES FOR SERVICES                                           19
 Section 5.01     Fees for Services                                           19
 Article VI       CERTAIN REPORTS; BOOKS AND RECORDS;                         19
                  BANK ACCOUNTS AND REMITTANCES                               19
 Section 6.01     Reports                                                     19
 Section 6.02     Books and Records and Access to Books and Records           20
 Section 6.03     Disbursing Accounts                                         21
 Section 6.04     Remittances                                                 22
 Section 6.05     Audit Rights                                                22
 Section 6.06     Internal Controls Over Financial Reporting                  22
Article VII       INABILITY TO PERFORM SERVICES; ERRORS                       23
 Section 7.01     Inability to Perform Services                               23
 Section 7.02     Errors                                                      24
Article VIII      REGULATORY COMPLAINTS AND LEGAL ACTIONS                     24
 Section 8.01     Routine Complaints                                          24
 Section 8.02     Regulatory Actions                                          24
 Section 8.03     Legal Actions                                               25
 Section 8.04     Cooperation                                                 26
 Section 8.05     Reporting                                                   27
 Section 8.06     Relationship with Other Agreements                          27
 Section 8.07     Taxes                                                       27
Article IX        DURATION; TERMINATION                                       27
 Section 9.01     Duration                                                    27
 Section 9.02     Termination                                                 27
 Section 9.03     Survival                                                    28
Article X         CUSTOMER INFORMATION                                        28


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
 Section 10.01    Customer Information                                        28
Article XI        DISASTER RECOVERY                                           29
 Section 11.01    Disaster Recovery                                           29
Article XII       INDEMNIFICATION                                             29
 Section 12.01    Indemnification by HLIC                                     29
 Section 12.02    Indemnification by the Administrator                        29
 Section 12.03    Notice of Claim; Defense                                    30
 Section 12.04    No Duplication; Exclusive Remedy                            31
 Section 12.05    Limitation on Set-off                                       32
 Section 12.06    Mitigation                                                  32
 Section 12.07    Recovery by Indemnified Party                               32
 Section 12.08    Relationship with Reinsurance Agreement                     32
Article XIII      COOPERATION                                                 33
 Section 13.01    Cooperation                                                 33
 Article XIV      TRADEMARK LICENSE                                           33
 Section 14.01    Trademark License                                           33
Article XV        FIDELITY BOND                                               33
 Section 15.01    Fidelity Bond                                               33
Article XVI       TAX MATTERS                                                 33
 Section 16.01    Premium Taxes                                               33
 Section 16.02    Tax Information Reporting, Withholding, and Depositing      36
 Section 16.03    Sales Taxes                                                 36
 Section 16.04    Reinsurer Product Tax Liabilities                           36
 Section 16.05    Conflicts                                                   37
Article XVII      MISCELLANEOUS                                               37
 Section 17.01    Notices                                                     37
 Section 17.02    Entire Agreement                                            38
 Section 17.03    Dispute Escalation; Governing Law and Jurisdiction          38


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
 Section 17.04    No Third Party Beneficiaries                                39
 Section 17.05    Expenses                                                    40
 Section 17.06    Counterparts                                                40
 Section 17.07    Severability                                                40
 Section 17.08    Waiver of Jury Trial; Multiplied and Punitive Damages       40
 Section 17.09    Treatment of Confidential Information                       40
 Section 17.10    Assignment                                                  41
 Section 17.11    Waivers                                                     41
 Section 17.12    Relationship                                                41
 Section 17.13    Interpretation                                              42
 Section 17.14    Conflict                                                    42
 Section 17.15    Force Majeure                                               42

SCHEDULES AND EXHIBITS

Schedule I            Scheduled Reports
Schedule II           Services
Schedule III          Information Security Requirements
Schedule IV           Investment Accounting
Exhibit A             Form of Trademark License Agreement


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This ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is made and entered into on January 2, 2013 by and between HARTFORD LIFE INSURANCE COMPANY, a Connecticut-domiciled life insurance company ("HLIC"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey-domiciled life insurance company (the "Administrator").

                                    RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated September 27, 2012 (the "Purchase Agreement"), by and among Hartford Life, Inc., a Delaware corporation (the "Seller"), and Prudential Financial, Inc., a New Jersey corporation (the "Buyer"), and for purposes of Sections 8.4, 8.5 and
14.16 of the Purchase Agreement, The Hartford Financial Services Group, Inc., a Delaware corporation, Seller and Buyer are required to cause the execution and delivery of this Agreement in connection with the closing of the transactions contemplated thereunder;

WHEREAS, pursuant to that certain Reinsurance Agreement, dated the date hereof (the "Reinsurance Agreement"), between HLIC and the Administrator, HLIC has agreed to cede to the Administrator and the Administrator has agreed to assume from HLIC, on a one-hundred percent (100%) indemnity reinsurance basis, on the terms and conditions set forth in the Reinsurance Agreement, certain liabilities arising in respect of the Covered Insurance Policies (as hereinafter defined);

WHEREAS, pursuant to the Reinsurance Agreement, the Administrator has purchased from HLIC, and HLIC has sold and assigned to the Administrator, all Recoverables (as hereinafter defined); and

WHEREAS, HLIC wishes to appoint the Administrator to provide administrative and other services as specified in this Agreement with respect to the Administered Business (as hereinafter defined), and the Administrator desires to provide such administrative and other services in consideration for HLIC entering into the Reinsurance Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

Section 1.01 Definitions. Capitalized terms not defined herein and which are defined in the Purchase Agreement or Reinsurance Agreement, as applicable, shall have the meanings ascribed to them in the Purchase Agreement or Reinsurance Agreement, as applicable. As used herein, the following terms have the respective meanings set forth in this Section 1.01:

"Accounting Firm" has the meaning set forth in Schedule IV.

"Accounting Period" has the meaning set forth in the Reinsurance Agreement.

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"Action" has the meaning set forth in the Purchase Agreement.

"Administered Business" means the Business of HLIC with respect to the Covered Insurance Policies, the Separate Accounts, the Existing Reinsurance Agreements and any Reinsured Liabilities. For the avoidance of doubt, the Administered Business does not include any Discovered Policies unless otherwise agreed to by the parties.

"Administrator" has the meaning set forth in the preamble.

"Administrator Disbursing Accounts" has the meaning set forth in Section
6.03(a).

"Administrator Indemnified Parties" has the meaning set forth in Section 12.01.

"Affiliate" has the meaning set forth in the Purchase Agreement.

"Agreement" has the meaning set forth in the preamble.

"Ancillary Agreement Covered Contracts" has the meaning set forth in the Purchase Agreement.

"Ancillary Agreements" has the meaning set forth in the Purchase Agreement.

"Applicable Law" has the meaning set forth in the Purchase Agreement.

"Applicable Privacy Laws" means Applicable Laws relating to privacy, data protection and the collection and use of an individual's personal information and user information gathered, accessed, collected or used by HLIC or any of its Affiliates in the course of the operations of the Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.

"Authorized Persons" has the meaning set forth in Schedule III.

"Broker Price" has the meaning set forth in Schedule IV.

"Business" has the meaning set forth in the Purchase Agreement.

"Business Day" has the meaning set forth in the Purchase Agreement.

"Buyer" has the meaning set forth in the recitals.

"Claim Notice" has the meaning set forth in Section 12.03(a).

"Closing" has the meaning set forth in the Purchase Agreement.

"Compliance Program" has the meaning set forth in Schedule II.

"Confidential Information" has the meaning set forth in the Reinsurance
Agreement.

                                    2


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"Contract" has the meaning set forth in the Purchase Agreement.

"Coordinators" means the two (2) individuals, one designated by HLIC and the other designated by the Administrator, who are primarily responsible for managing performance with respect to this Agreement as described in Section 2.07.

"Covered Insurance Policies" has the meaning set forth in the Reinsurance Agreement.

"Court Order" has the meaning set forth in the Purchase Agreement.

"Custodial Account" has the meaning set forth in the Reinsurance Agreement.

"Custodial Funds" has the meaning set forth in the Reinsurance Agreement.

"Customer Information" means any financial or personal information about a policyholder, insured or beneficiary under any Covered Insurance Policy, including, but not limited to, such policyholder's, insured's or beneficiary's name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver's license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information of such policyholder, insured or beneficiary deemed "nonpublic" and protected by any Applicable Privacy Law.

"Data" has the meaning set forth in Schedule III.

"Data Provider" has the meaning set forth in Schedule III.

"Data Recipient" has the meaning set forth in Schedule III.

"Disbursing Accounts" has the meaning set forth in Section 6.03(a).

"Discovered Policies" has the meaning set forth in the Purchase Agreement.

"Distribution Intermediaries" has the meaning set forth in the Wholesaling Agreement.

"Distributor" has the meaning set forth in the Purchase Agreement.

"DRP" has the meaning set forth in Section 11.01.

"Effective Time" means the effective time of the Closing under the Purchase Agreement.

"Eligible Assets" has the meaning set forth in the Reinsurance Agreement.

[REDACTED]

                                    3

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[REDACTED]

"Existing Reinsurance Agreements" has the meaning set forth in the Reinsurance Agreement.

"Filings" means all documents (including electronic media) required to be filed with the SEC relating to any Separate Account, including, but not limited to, registration statements, policyholder proxy materials and filings on Form N-6, Form NSAR and Form 24 F-2 or any successor forms.

"GAAP" has the meaning set forth in the Purchase Agreement.

"General Account Liabilities" has the meaning set forth in the Reinsurance Agreement.

"General Account Reserves" has the meaning set forth in the Reinsurance
Agreement.

"Governmental Body" has the meaning set forth in the Purchase Agreement.

"HESCO" has the meaning set forth in the Purchase Agreement.

"HFIC" means Hartford Fire Insurance Company.

"HLIC" has the meaning set forth in the preamble.

"HLIC Indemnified Parties" has the meaning set forth in Section 12.02.

"HLIC NAV Reports" has the meaning set forth in Schedule IV.

"HLIC Services" has the meaning set forth in Section 2.03.

"IMA Date" has the meaning set forth in Section 4.10(a).

"Indemnified Party" has the meaning set forth in Section 12.03(a).

"Indemnifying Party" has the meaning set forth in Section 12.03(a).

"Information Security Requirements" has the meaning set forth in Schedule III.

"Information Security Safeguards" has the meaning set forth in Schedule III.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"Investment Guidelines" means the investment guidelines attached as Exhibit L,

                                    4

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Part B to the Purchase Agreement Amendment.

[REDACTED]

"Legal Action" has the meaning set forth in Section 8.03(a).

"Losses" has the meaning set forth in the Purchase Agreement.

"Material Breach" has the meaning set forth in Section 7.01(b).

"Material Threshold Variance" has the meaning set forth in Schedule IV.

[REDACTED]

"New Business Period" has the meaning set forth in Section 3.01(a).

"New Insurance Policies" means any and all binders, endorsements, riders, policies, certificates and contracts of individual life insurance, and supplementary contracts of individual life insurance (including retained asset accounts and all other settlement options) issued, renewed, reinsured or assumed by HLIC following the Closing Date in accordance with Article III of this Agreement.

[REDACTED]

"Non-Guaranteed Elements" has the meaning set forth in the Reinsurance
Agreement.

"Non-Guaranteed Elements Policy" means the policy of the Administrator (in its capacity as the "Reinsurer" under the Reinsurance Agreement) as in effect from time to time with respect to the Non-Guaranteed Elements relating to the Covered Insurance Policies.

"Party" means each of HLIC and the Administrator.

"Person" has the meaning set forth in the Purchase Agreement.

                                    5

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"Premium Taxes" shall mean any Taxes that constitute General Account Liabilities as provided for in the Reinsurance Agreement.

"Premiums" has the meaning set forth in the Reinsurance Agreement.

"Product Tax IT" has the meaning set forth in the Purchase Agreement.

"Private Securities Material Threshold Variance" has the meaning set forth in
Schedule IV.

"Public Securities Material Threshold Variance" has the meaning set forth in
Schedule IV.

"Purchase Agreement" has the meaning set forth in the recitals.

"Purchase Agreement Amendment" means that certain Amendment to the Purchase Agreement by and among Buyer, Seller and The Hartford Financial Services Group, Inc. dated as of the date hereof.

"Recapture Triggering Event" has the meaning set forth in the Reinsurance Agreement.

"Recoverables" has the meaning set forth in the Reinsurance Agreement.

"Regulatory Action" has the meaning set forth in Section 8.02.

"Reinsurance Agreement" has the meaning set forth in the recitals.

"Reinsured Liabilities" has the meaning set forth in the Reinsurance Agreement.

"Reinsurance Recoverables" has the meaning set forth in the Reinsurance
Agreement.

"Reinsurer Existing Reinsurance Agreements" has the meaning set forth in the Reinsurance Agreement.

"Reinsurer Extra-Contractual Obligations" has the meaning set forth in the Reinsurance Agreement.

"Reinsurer Product Tax Liabilities" has the meaning set forth in Section 16.04.

"Representative" has the meaning set forth in the Purchase Agreement.

"Required Balance" has the meaning set forth in the Reinsurance Agreement.

"Routine Complaints" has the meaning set forth in Section 8.01.

"SAP" has the meaning set forth in the Reinsurance Agreement.

                                    6


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"Schedule T" shall mean Schedule T, Premiums and Other Considerations, of the
NAIC Annual Statement or any successor schedule.

"SEC" means the United States Securities and Exchange Commission.

"Security Incident" has the meaning set forth in Schedule III.

"Seller" has the meaning set forth in the recitals.

"Specified Action" has the meaning set forth in the Purchase Agreement.

"Separate Accounts" has the meaning set forth in the Reinsurance Agreement.

"Separate Account Reserves" has the meaning set forth in the Reinsurance Agreement.

"Services" has the meaning set forth in Section 2.01.

"Settlement Statement" has the meaning set forth in the Reinsurance Agreement.

"Statutory Book Value" has the meaning set forth in the Reinsurance Agreement.

"Subcontractor" has the meaning set forth in Section 4.03.

"Taxes" has the meaning set forth in the Purchase Agreement.

"Tax Returns" has the meaning set forth in the Purchase Agreement.

"Terminal Settlement Statement" has the meaning set forth in the Reinsurance Agreement.

"Third-Party Claim" has the meaning set forth in Section 12.03(a).

"Trademark License Agreement" has the meaning set forth in Section 14.01.

"Transaction Agreements" means the Purchase Agreement and each of the Ancillary Agreements other than this Agreement.

"Transferred Contract" has the meaning set forth in the Purchase Agreement.

"Transferred Disbursing Accounts" has the meaning set forth in Section 6.03(a).

"Transition Services Agreement" has the meaning set forth in the Purchase Agreement.

"Treasury Regulations" has the meaning set forth in the Reinsurance Agreement.

"Triggering Event" has the meaning set forth in the Reinsurance Agreement.

                                    7

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"Underlying Companies" means the insurance companies that have ceded any liabilities or obligations under Covered Insurance Policies to HLIC pursuant to any Underlying Reinsurance Agreement.

"Underlying Reinsurance Agreements" has the meaning set forth in the Reinsurance Agreement.

"Virus" means any computer code (a) designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation thereof, of any other associated software, firmware, hardware, computer system or network (sometimes referred to as "viruses" or "worms"), (b) that would disable or impair in any way the operation thereof based on the elapsing of a period of time, the exceeding of an authorized number of users or copies, or the advancement to a particular date or other numeral (sometimes referred to as "time bombs", "time locks", or "drop dead" devices), or (c) that would permit access by the Administrator or any third party to cause such disablement or impairment (sometimes referred to as "traps", "access codes" or "trap door" devices), or any other similar harmful, malicious or hidden procedures, routines or mechanisms that would cause the Services, systems or software to malfunction or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

"Wholesaling Agreement" means that certain Wholesaling Agreement dated as of the date hereof by and among HESCO, Hartford Securities Distribution Company, Inc., HLIC, Hartford Life and Annuity Insurance Company, Hartford Life and Accident Insurance Company, Pruco Securities, LLC and Prudential Insurance Agency, LLC.

                                   ARTICLE II

                APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.01 Appointment. On the terms and subject to the limitations and conditions set forth herein, HLIC hereby appoints the Administrator as of the Effective Time as its agent to provide, as an independent contractor of HLIC, all required, necessary and appropriate administrative and other services, including the services set forth in Section 4.01 and Schedule II, with respect to the Administered Business (other than those services to be provided by HFIC and its Affiliates pursuant to the terms of the Transition Services Agreement for so long as such services are required to be provided by HFIC and its Affiliates under the Transition Services Agreement and the HLIC Services) (collectively, the "Services"), and the Administrator hereby accepts such appointment and shall perform such Services at and following the Effective Time on behalf of and in the name of HLIC. At all times during the term of this Agreement, the Administrator shall hold and maintain any and all licenses, permits and authorizations required in any state in the United States and in Guam and Puerto Rico to perform its duties and obligations under this Agreement on behalf of HLIC. For purposes of this Agreement, the intention of the Parties is that the Administrator shall perform all Services in such a manner as to minimize the involvement of HLIC and its Affiliates, subject to (a) Section 2.02 below and (b) Section 2.03 below. Except for the HLIC Services, as between HLIC and the Administrator, neither HLIC nor any of its Affiliates shall be obligated to provide any services under this Agreement relating to the Administered Business.

                                    8

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Section 2.02  Provision of Services Subject to the Transition Services
Agreement. The Parties hereby agree that to the extent any Service is provided by HLIC or its Affiliate pursuant to the Transition Services Agreement, the Administrator shall have no obligation to provide such Service pursuant hereto until HLIC's or its Affiliate's obligation to provide such Service pursuant to the Transition Services Agreement has terminated in accordance with the terms of such agreement. If Administrator relies on a service that is provided by HLIC or its Affiliate pursuant to the Transition Services Agreement to provide a Service hereunder, Administrator shall have no obligation to provide such Service, or have any liability in connection with the provision of that Service, to the extent HLIC or its Affiliate has failed to provide a required service under the Transition Services Agreement.

Section 2.03 HLIC Services. The Parties hereby agree that, notwithstanding anything herein to the contrary, HLIC shall, for the term of this Agreement, continue to take those actions (i) that HLIC is required by Applicable Law to take without the Administrator or any other third party acting on its behalf, if any, but only to the extent such actions are to be taken from and after the Effective Time and are necessary or appropriate with respect to the Administered Business and (ii) that do not exclusively relate to the Administered Business and are performed on the entity level, including with respect to accounting reports, tax returns, guaranty fund reports, actuarial reports and other reports and certifications, in each instance, if and to the extent relevant, based on information and statements provided by the Administrator as contemplated therein (collectively with the actions that are identified to be taken by HLIC set forth in Section 4.10(a) through (c), the "HLIC Services"), in each case, in accordance with Applicable Law, and that the Administrator shall have no obligation to provide such services; provided, that the Administrator shall be obligated to provide Services to HLIC that the Administrator is permitted to take under Applicable Law to allow HLIC to perform the HLIC Services; provided, further; that all reasonable and necessary out-of-pocket costs and expenses incurred by HLIC in connection with any HLIC Services that exclusively relate to the Administered Business shall be paid or reimbursed by the Administrator. To the extent either Party becomes aware of any HLIC Services, such Party shall give the other Party notice of such HLIC Services, and the Parties shall reasonably cooperate in performing such HLIC Services.

Section 2.04 Power of Attorney. Subject to the terms and conditions herein and in Section 12.2(c) of the Purchase Agreement, HLIC hereby appoints and names the Administrator, acting through its authorized officers and employees, as HLIC's lawful attorney-in-fact, from and after the Effective Time for so long as the Administrator is authorized to perform the Services and solely to the extent necessary to provide the Services (all on terms and subject to the limitations set forth herein), (a) to do any and all lawful acts that HLIC might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of HLIC's obligations with respect to the Administered Business, (ii) to enforce any right and defend (in the name of HLIC, when necessary) against any liability arising with respect to the Administered Business, (iii) to sue or defend (in the name of HLIC, when necessary) any Action arising from or relating to the Administered Business,
(iv) to sign (in HLIC's name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (v) to take actions necessary, as may be reasonably determined, to maintain the Administered Business in compliance with Applicable Law, (vi) to sign any and all documents necessary to carry out its obligations under this Agreement in accordance with the terms and conditions of this Agreement, including without limitation,
Section 4.07(a), and

(vii) to do everything lawful in connection with the satisfaction of the Administrator's obligations and the exercise of its rights under this Agreement. HLIC shall execute such powers of attorney and other documents as may be required or are reasonably necessary or appropriate in furtherance of the foregoing. For the avoidance of doubt, the powers of attorney set forth in this
Section 2.04 shall not apply to any Intellectual Property Rights held by HLIC or its Affiliates, except as expressly set forth in the Ancillary Agreements (excluding this Agreement).

Section 2.05 Notification of Interested Parties. The Administrator shall send to (a) the policyholders of the Covered Insurance Policies and (b) any applicable service providers, reinsurers, Underlying Companies, custodians, Distributors, mutual fund organizations or other counterparties, in each case of
(a) and (b), to the extent required by Applicable Law or any Transferred Contract or Ancillary Agreement Covered Contract, a written notice prepared by the Administrator and reasonably acceptable to HLIC, advising that the Administrator has been appointed by HLIC to provide the Services. Such notices shall be sent to such Persons' last known address of record as furnished by HLIC to the Administrator. HLIC shall cooperate in the preparation and mailing of any such required notices, including by providing the names and addresses of the relevant Persons to whom such notices are to be sent in an agreed upon electronic format. The Administrator may include such notice in a regularly scheduled mailing to such Persons in lieu of a separate mailing.

Section 2.06  Ongoing Communications.

The Administrator shall comply with the terms of the Trademark License Agreement and all Applicable Laws with respect to the use of HLIC's name in communications with policyholders, insureds and beneficiaries of the Covered Insurance Policies. HLIC shall cooperate with the Administrator in connection therewith, including by providing sample forms (both hard copies and electronic copies) of the HLIC stationary used in communications with policyholders, insureds and beneficiaries of the Covered Insurance Policies and the Administrator's use of trademarks on the stationary will be governed by the terms of the Trademark License Agreement.

Section 2.07 Coordinators. HLIC and the Administrator shall each appoint a Coordinator, each of whom will serve as the primary contact point for their respective Party with respect to issues that may arise out of the performance of this Agreement. HLIC and the Administrator may replace their respective Coordinator by giving notice pursuant to Section 17.01 to the other Party stating the name, title and contact information for the new Coordinator. The Parties shall cause the Coordinators to meet, either in person or telephonically, at least once quarterly, or more frequently if mutually agreed upon, to discuss the status of the Services, and to manage open issues related to this Agreement and performance hereunder. In addition, either Coordinator may call a meeting with the other Coordinator upon five (5) Business Days' prior written notice to address any time critical (in the reasonable judgment of the requesting Coordinator) issues related to the Services.

                                    10

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                                  ARTICLE III

                             NEW INSURANCE POLICIES

Section 3.01  New Insurance Policies.

(a) Subject to Section 3.02 and 3.03, HLIC hereby authorizes and grants the Administrator the authority, [REDACTED] with respect to (x) new insurance policies to be issued or reinsured pursuant to contractual commitments or exchanges under certain insurance contracts of HLIC, such as term conversions, additional coverage options, and other conversion rights written by HLIC or its Affiliates with respect to the Business or (y) as required to replace or remediate Covered Insurance Policies in order to comply with Applicable Law or to terms of such policies or as required to resolve or remediate a complaint, lawsuit or regulatory matter involving a Covered Insurance Policy (such period, the "New Business Period"), to quote, market, sell, underwrite, issue, renew, reinsure or assume in the name of HLIC, binders, endorsements, riders, policies, certificates and contracts of individual life insurance, and supplementary contracts of individual life insurance (including retained asset accounts and all other settlement options). The portion of the New Business Period referred to in clause (i) above may be renewed upon no later than sixty (60) calendar days notice prior to the eighteen (18) month anniversary of the date hereof for an additional six (6) month period if reasonably required for the Administrator to complete the transition of the marketing, sales, underwriting and issuance of such New Insurance Policies to the Administrator or one of its Affiliates. In no event shall the authority granted hereunder be deemed to authorize the Administrator to quote, market, sell, underwrite, issue, renew, reinsure or assume any insurance policies in jurisdictions where HLIC does not hold the required licenses therefore.

(b) Subject to Sections 3.01(a)(ii) and 3.01(a)(iii), the Administrator shall have the sole and exclusive right to make decisions with respect to the issuance, renewal, non-renewal, reinsurance, cancellation or termination of the Covered Insurance Policies, subject to compliance with Applicable Law and the terms and conditions set forth in the applicable Covered Insurance Policies, the Reinsurance Agreement and this Agreement. [REDACTED]

(c) Subject to the Reinsurance Agreement and in accordance with the terms thereof, all New Insurance Policies shall be automatically ceded (effective immediately upon issuance thereof) by HLIC to the Administrator (in its capacity as "Reinsurer" under the Reinsurance Agreement), and reinsured by the Administrator (in its capacity as "Reinsurer" under the Reinsurance Agreement) from HLIC, on a one hundred percent (100%) indemnity reinsurance basis in accordance with the terms of the Reinsurance Agreement.

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(d)  All costs and expenses associated with the quotation, marketing, sale, underwriting, issuance, renewal and reinsurance of New Insurance Policies, including surcharges and assessments imposed on the basis of Premiums or otherwise with respect to the New Insurance Policies, shall be borne by the Administrator.

Section 3.02 Guidelines. Any and all New Insurance Policies shall be (a) quoted, marketed, sold, underwritten, issued, renewed and reinsured in accordance with standards, guidelines, procedures and practices consistent with those utilized by the Administrator in its business and in accordance with (i) the Existing Reinsurance Agreements, (ii) Applicable Law and (iii) in the case of conversions, the Contract and related practices giving rise to the conversion right and (b) written on policy forms and using the rating plans in effect for HLIC for such type of business at the Effective Time, except for, in the case of both (a) and (b), changes required by Applicable Law or changes that have been approved in advance and in writing by HLIC, such approval not to be unreasonably withheld, delayed or conditioned.

Section 3.03 Termination of Authority. The authority granted to the Administrator under Sections 3.01(a) and (b) may be terminated by HLIC upon written notice to the Administrator: (i) in the event that the Administrator assigns or delegates its underwriting authority with respect to such New Insurance Policies to be issued pursuant to sub-clause (i) of Section 3.01 to any Person without the prior written consent of HLIC (which consent may be withheld in HLIC's sole discretion), (ii) upon termination of the Reinsurance Agreement or the inability of the Administrator under the Reinsurance Agreement, to reinsure New Insurance Policies under the Reinsurance Agreement, (iii) in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against the Administrator proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, or (iv) if a Recapture Triggering Event has occurred under the Reinsurance Agreement and the business reinsured thereunder is recaptured by HLIC under the Reinsurance Agreement pursuant to its terms.

Section 3.04 HLIC Licenses; Certain Actions. HLIC shall, until and including the last calendar day of the New Business Period:

(a) hold and maintain all material licenses, permits and authorizations required under Applicable Law to issue New Insurance Policies during the New Business Period in accordance with Section 3.01; provided, that notwithstanding the foregoing, in no event shall HLIC be required to maintain any given license, permit or authorization to the extent that there is a change in Applicable Law or issuance of a binding order from a Governmental Body that prohibits HLIC from maintaining such license, permit or authorization; and

(b) take no action within HLIC's actual control and without the Administrator's consent (which consent shall not be unreasonably withheld, delayed or conditioned) that would adversely affect in any material respect the ability of the Administrator to quote, market, sell, issue, renew or reinsure New Insurance Policies during the New Business Period in accordance with the terms and conditions of Section 3.01; provided, that this

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Section 3.04(b) shall in no event be construed to require HLIC to maintain any insurance financial strength or similar rating.

Section 3.05  Marketing Activities.

(a) Subject to the terms and conditions set forth in the Trademark License Agreement and the Wholesaling Agreement, the Administrator may develop and use new marketing and sales materials for the New Insurance Policies in accordance with Applicable Law. To the extent not otherwise provided to HLIC pursuant to the Trademark License Agreement or the Wholesaling Agreement, the Administrator shall provide HLIC with copies of all such materials prior to use for HLIC's prompt review. Administrator shall not use such new marketing and sales material until HLIC provides Administrator written approval (such approval not to be unreasonably withheld or delayed).

(b) The Administrator shall have responsibility for, and shall bear all costs, expenses and liabilities associated with, all activities relating to the marketing and sale of the New Insurance Policies by the Administrator, in the name of HLIC, including, without limitation, developing, printing and distributing marketing materials, and training agents and other Distributors.

                                   ARTICLE IV

                       SERVICES PROVIDED BY ADMINISTRATOR

Section 4.01 Services. During the term of this Agreement and except as otherwise provided in the Transition Services Agreement or in Sections 2.02 and 2.03, the Services to be provided by the Administrator hereunder shall include all services that are required, necessary or appropriate for the administration, handling and performance of the Administered Business and any other administrative services (including reporting services) that are reasonably required, necessary or appropriate under Applicable Law, the terms of the Covered Insurance Policies, the Separate Accounts or the Existing Reinsurance Agreements or otherwise in connection with, or incidental to, the administration of the Administered Business. Without limiting the generality of the foregoing, the Services to be provided by the Administrator hereunder shall include the Services set forth on Schedule II hereto.

Section 4.02  Standards and Licenses.

(a) The Administrator acknowledges that the performance of the Services in an accurate and timely manner is of paramount importance to HLIC. Administrator shall provide each of the Services: (i) with the same priority it accords its own operations, (ii) in substantially the same manner and using at least the same standard of care and degree of efficiency and quality that Seller, its Affiliates and their subcontractors used during the twelve (12)-month period immediately prior to the Effective Time in performing such Services or similar services (to the extent such Services were provided by Seller prior to the Effective Time) for the Business and (iii) in compliance with (A) Applicable Law and (B) the Covered Insurance Policies. HLIC understands and agrees that Administrator is not in the business of providing

                                    13

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Services to third parties, and under no circumstances shall Administrator be held accountable to a higher standard of care than that set forth herein.

(b) For the duration of this Agreement, the Administrator hereby covenants that it shall, at its sole cost and expense, as an independent contractor:

       (i) subject to the Administrator's right to delegate or subcontract its responsibility to perform any portion of the Services, in accordance with and subject to the terms hereof, employ and retain staff with the requisite experience, skill and expertise to perform the Services it is obligated to perform hereunder, in a manner consistent with the standards set forth in Section 4.02(a) and using the Administrator's facilities, systems and equipment; and

       (ii) own, hold, possess and maintain all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from any Governmental Body in any state in the United States and in Puerto Rico and Guam that are necessary for the provision by the Administrator of the Services.

(c) The Administrator shall not be liable to HLIC for any acts, errors or omissions in performing the Services to the extent such acts, errors or omissions were directed by HLIC in writing or caused by any act or omission of HLIC or any of its Affiliates or resulted from a breach of any of the Transaction Agreements by HLIC or any of its Affiliates.

Section 4.03 Subcontracting. The Administrator may delegate or subcontract the performance of any Service (or any portion thereof) to another Person (the "Subcontractor"); provided, that the Administrator shall provide HLIC with reasonable advance written notice of its intention to delegate or subcontract to an unaffiliated third party any Service or portion thereof; provided, further, that no such subcontracting or delegation shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the provision of such Service or Services as if provided by the Administrator. HLIC shall cooperate in good faith with the Administrator's efforts to, and take all actions reasonably requested by the Administrator to, delegate or subcontract the performance of any Service or portion thereof to any Subcontractor. The Administrator shall reimburse HLIC for any reasonable and necessary out-of-pocket costs associated with such cooperation.

Section 4.04 Recommendations. The Administrator may recommend to HLIC amendments to the products, benefits, forms, rating plans and prospectuses in use for the Covered Insurance Policies, including the New Insurance Policies. With HLIC's prior consent, which may not be unreasonably withheld, the Administrator may make such amendments on behalf of HLIC.

Section 4.05  Decision Authority.

(a) Notwithstanding any other provision of this Agreement to the contrary, HLIC shall have the right to direct the Administrator to perform any action necessary with respect to the Administered Business or the administration thereof to comply with Applicable Law, or to cease performing any action that constitutes a violation of Applicable Law

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
to the extent such action, inaction or administration is within the control of the Administrator, in each case, taking into account the recommendations of the Administrator provided to HLIC hereunder, which HLIC shall only reject in good faith and in light of the intent of the parties to, and the stated purposes of, the Purchase Agreement, the Ancillary Agreements and this Agreement. The Administrator shall have the right to request HLIC to perform any action necessary for the Covered Insurance Policies, the Separate Accounts, and Existing Reinsurance Agreements or the administration thereof to comply with Applicable Law, or to cease performing any action that constitutes a violation of Applicable Law and HLIC shall use commercially reasonable efforts to comply with such request.

(b) In the event of any dispute as to whether or not an action is required or should be suspended in order to comply with Applicable Law, such dispute shall be referred to the Coordinators, pursuant to Section 17.03.

Section 4.06 Non-Guaranteed Elements. HLIC shall set all Non-Guaranteed Elements under the Covered Insurance Policies from and after the Effective Time, taking into account the recommendations of the Administrator, which HLIC shall only reject in good faith and on a reasonable basis that such recommendations fail to comport with Applicable Law, applicable Actuarial Standards of Practice or the terms of any Covered Insurance Policy. HLIC shall convey to the Underlying Companies under the Underlying Reinsurance Agreements the recommendations of the Administrator with respect to Non-Guaranteed Elements as if such recommendations were the HLIC's own. In connection with any recommendation by the Administrator with respect to any Non-Guaranteed Elements under this Section, the Administrator shall provide HLIC a copy of its Non-Guaranteed Elements Policy in effect as of the Closing Date and from time to time thereafter upon a change or amendment to the Non-Guaranteed Elements Policy.

Section 4.07  Additional Covenants of HLIC.

(a) HLIC shall (i) use commercially reasonable efforts to continue in-force the Existing Reinsurance Agreements, Underlying Reinsurance Agreements, Mutual Fund Agreements and Distribution Contracts to which it or any of its Affiliates is a party to the extent relating to the Covered Insurance Policies, (ii) not agree to amend, modify or terminate, expand or otherwise alter any Existing Reinsurance Agreement, Underlying Reinsurance Agreements, Mutual Fund Agreement or Distribution Contract (including with respect to any fund option) to the extent related to the Covered Insurance Policies in any manner without the Administrator's prior written consent, (iii) cooperate in good faith with the Administrator's efforts to, and take all actions reasonably requested by the Administrator to, amend, modify, expand or otherwise alter the Existing Reinsurance Agreements, Underlying Reinsurance Agreements, Mutual Fund Agreements or Distribution Contracts to the extent related to the Covered Insurance Policies in the manner reasonably requested by the Administrator and in accordance with any applicable terms and conditions of the Reinsurance Agreement, and (iv) use commercially reasonable efforts to facilitate the enforcement by the Administrator of all of HLIC's rights and the timely performance by the Administrator of all HLIC's obligations under such agreements to the extent related to the Covered Insurance Policies. HLIC shall provide the Administrator with prompt notice after HLIC becomes aware of any proposal by any counterparty to any Existing Reinsurance Agreement, Underlying Reinsurance Agreement, Mutual Fund Agreement or

Distribution Contract to terminate any such Existing Reinsurance Agreement, Underlying Reinsurance Agreement, Mutual Fund Agreement or Distribution Contract or to amend or reduce or increase any amounts payable under any such Existing Reinsurance Agreement, Underlying Reinsurance Agreement, Mutual Fund Agreement or Distribution Contract with respect to the Covered Insurance Policies.

(b) The Administrator may make recommendations to HLIC as to fund options for the Separate Accounts and HLIC shall not unreasonably reject or delay such recommendations. If the Administrator makes a change in the Covered Insurance Policies or the Separate Accounts in connection with the change of a fund option as permitted above, the Administrator shall, at its own expense, prepare for signature by HLIC and transmit on behalf of HLIC to the appropriate Governmental Body any SEC exemptive application, no-action letter or other regulatory filing necessary to reflect or implement such change.

(c) HLIC shall take all actions necessary to execute amendments to the Ancillary Agreement Covered Contracts, prepared from time to time by the Administrator to conform such Ancillary Agreement Covered Contracts to the extent required by any changes in Applicable Law.

(d) HLIC shall take all actions necessary to execute agreements to facilitate trading via National Securities Clearing Corporation (NSCC) with respect to the Administered Business.

Section 4.08 Certain Actions with Respect to Recoverables. The Administrator shall (i) deposit in the applicable Separate Account any Recoverables attributable to such Separate Account to the extent required to be deposited therein by such Covered Insurance Policy and (ii) on behalf of HLIC, pay out of the applicable Separate Account any amounts to be paid out of such Separate Account in accordance with the terms of the applicable Covered Insurance Policy. If any Recoverables attributable to a Separate Account are received by HLIC, such amounts shall be paid to the Administrator for deposit into such Separate Account.

Section 4.09 Product Filings. The Administrator shall have the exclusive authority to make filings with respect to the Covered Insurance Policies with applicable Governmental Bodies, in the name of and on behalf of HLIC, to apply for amendments to any policy form or any other document related to the Covered Insurance Policies, including, without limitation, any application, sales illustration related to new business, marketing material, endorsement or rider; provided that the Administrator shall deliver to HLIC copies of any filings it makes with Governmental Bodies relating to the Covered Insurance Policies prior to or contemporaneously with making such filings. HLIC shall use commercially reasonable efforts to assist the Administrator in seeking approval of any filing made pursuant to this Section 4.09. The Administrator shall reimburse HLIC for any reasonable and necessary out-of-pocket costs associated with such assistance.

[REDACTED]

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[REDACTED]

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[REDACTED]

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                                   ARTICLE V

                               FEES FOR SERVICES

Section 5.01 Fees for Services. Except as otherwise provided for in this Agreement, the Administrator shall provide Services with respect to the Administered Business pursuant to this Agreement at its sole cost and expense (including payment of all necessary fees to any third parties) in consideration for the promises made by HLIC and its Affiliates under this Agreement and the Transaction Agreements, and shall not receive any separate fee from HLIC for the provision of the Services.

                                   ARTICLE VI

                      CERTAIN REPORTS; BOOKS AND RECORDS;
                         BANK ACCOUNTS AND REMITTANCES

Section 6.01  Reports.

(a) As of and following the Effective Time, the Administrator shall prepare any reports reasonably requested by HLIC in connection with the Administered Business to enable HLIC to comply with any and all Applicable Laws, including all statutory insurance reporting, tax reporting and SAP, GAAP and SEC financial reporting requirements and any current or future informational reporting, prior approval or other requirements imposed by any Governmental Body; provided, that HLIC shall reimburse the Administrator for reasonable costs and expenses incurred by the Administrator in the preparation of reports that are not substantially similar to reports the Administrator or its Affiliates prepare in connection with the administration of its own life insurance business. Any such reports required to be prepared by the Administrator shall, to the extent practicable, be prepared and delivered on a timely basis based on reasonable notice provided by HLIC in order for HLIC to comply with any filing deadlines required by Applicable Law, by Contract or by HLIC's reasonable internal procedures and policies, to the extent such procedures and policies have been previously provided to the Administrator with sufficient advance notice thereof. All such reports shall include such information as may reasonably be requested by HLIC.

(b) As of and following the Effective Time, the Administrator shall prepare and furnish the reports identified in Schedule I (the "Scheduled Reports") on the dates set forth on Schedule I (or such later dates as mutually agreed upon by the parties).

(c) To the extent additional reports are requested by HLIC under this Agreement, the Administrator shall provide such reports in a form and manner as is reasonably requested by HLIC; provided, that HLIC shall reimburse the Administrator for the reasonable costs and expenses incurred by the Administrator in the preparation of such reports.

(d) The Parties acknowledge and agree that changes in Applicable Law may make delivery of Scheduled Reports and other reports on the timeframes contemplated herein and in the Schedules hereto impracticable. In such case, the Parties shall cooperate in good faith to revise such deadlines.

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
Section 6.02  Books and Records and Access to Books and Records.

(a) As of and following the Effective Time, to the extent not otherwise maintained by the Administrator under the Reinsurance Agreement and except as provided under the Transition Services Agreement, the Administrator shall assume responsibility for maintaining accurate and complete books and records of all transactions pertaining to the Administered Business and all data used by the Administrator in the performance of Services required under this Agreement, including claims filed in respect of the Covered Insurance Policies and any documents relating thereto, any communications with any Governmental Body, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator in performance of the Services. All such books and records shall be maintained by the Administrator (i) in accordance with any and all Applicable Laws, (ii) in accordance with the Administrator's record retention procedures and policies and (iii) in a format accessible by HLIC and its Representatives.

(b) During the term of this Agreement, upon any reasonable request from HLIC or its Representatives, the Administrator shall (i) provide to HLIC and its Representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Effective Time by a Party hereto or its Affiliates) under the control of the Administrator pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator, and (ii) permit HLIC and its Representatives to make copies of such records, in each case, at no cost to HLIC (other than for reasonable out-of-pocket expenses). Nothing herein shall require the Administrator to disclose any information to HLIC or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or any Contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable otherwise required disclosure to HLIC or its Representatives to occur without so jeopardizing privilege or contravening such Applicable Law, Court Order or Contract, or require the Administrator to disclose its tax records or tax returns of the Administrator or any of its Affiliates or any personnel or related records.

(c) During the term of this Agreement, upon any reasonable request from the Administrator or its Representatives, HLIC shall (i) provide to the Administrator and its Representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Effective Time by a Party hereto or its Affiliates) under the control of HLIC or any of its Affiliates pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement (including the books and records of HESCO); provided that such access shall not unreasonably interfere with the conduct of the business of HLIC, and (ii) permit the Administrator and its Representatives to make copies of such records, in each case, at no cost to the Administrator (other than for reasonable out-of-pocket expenses). Nothing herein shall require HLIC to disclose any information to the Administrator or its

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Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or any Contract (including any confidentiality agreement to which HLIC or any of its Affiliates is a party) (it being understood that HLIC shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense or common interest agreements) that would enable otherwise required disclosure to the Administrator or its Representatives to occur without so jeopardizing privilege or contravening such Applicable Law, Court Order or Contract) or require HLIC to disclose its tax records (except as otherwise provided under the Purchase Agreement or Article XVI of this Agreement) or any personnel or related records.

(d) The Parties shall maintain facilities and procedures that are in accordance with Applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the applicable Party or its Affiliates that pertain to the Administered Business.

(e) The Administrator shall cooperate with any Governmental Body having jurisdiction over HLIC in providing access to the books and records referenced in this Section 6.02.

Section 6.03  Disbursing Accounts.

(a) During the term of this Agreement, the Administrator shall maintain one or more accounts (which may be zero balance accounts) in the name of the Administrator with banking institutions as necessary to allow the Administrator to make or direct all payments required to be made or directed by the Administrator on behalf of HLIC with respect to the Administered Business (the "Administrator Disbursing Accounts"); provided, that the Parties acknowledge and agree that disbursement accounts maintained by HLIC may be used on a transitional basis until relevant functions are migrated to the Administrator Disbursing Accounts. If requested by the Administrator, HLIC, in its sole discretion, shall assign and transfer to the Administrator, and the Administrator shall accept and acquire, one or more additional accounts held in the name of HLIC with banking institutions and related to the Administered Business (the "Transferred Disbursing Accounts" and, collectively with the Administrator Disbursing Accounts, the "Disbursing Accounts"). The Disbursing Accounts shall be used for all disbursements provided for in connection with the Services, including but not limited to benefit payments, insurance contract surrenders, annuity payments and other benefits under Covered Insurance Policies. Until the occurrence of a Triggering Event or Recapture Triggering Event, the Administrator shall, as needed, deposit in the Disbursing Accounts funds sufficient to cover checks drawn on the Disbursing Accounts by the Administrator with respect to the Administered Business from time to time. The Administrator shall be solely responsible for all fees, costs and expenses of the Disbursing Accounts, and in no event shall HLIC have any obligation to provide funding for the Disbursing Accounts with respect to the Administered Business or be responsible for any fees, costs or expenses associated therewith. Checks drawn on the Disbursing Accounts in connection with the Services shall show the Administrator, acting on behalf of HLIC.

(b)  Unless prohibited by Applicable Law and excluding any payments

                                    21

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in progress to policyholders or beneficiaries, upon the occurrence of, and during the continuance of, a Triggering Event or a Recapture Triggering Event, the Administrator, immediately upon becoming aware of such Triggering Event or Recapture Triggering Event, shall, in accordance with the terms of the Reinsurance Agreement, (i) transfer all Custodial Funds previously deposited or held in the Disbursing Accounts from the Disbursing Accounts into the Custodial Account, (ii) deposit all Custodial Funds directly into the Custodial Account as set forth in Section 4.9(b) of the Reinsurance Agreement and (iii) to the extent permitted pursuant to the Reinsurance Agreement, apply such Custodial Funds as set forth in Section 4.9(c) of the Reinsurance Agreement.

(c) HLIC shall cooperate with the establishment and maintenance of the Disbursing Accounts (including the assignment and transfer of the Transferred Disbursing Accounts).

Section 6.04 Remittances. If HLIC or the Administrator or any of their respective Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement, the Reinsurance Agreement or any other Transaction Agreement, HLIC, the Administrator or such Affiliate shall hold such remittance or other payment in trust for the benefit of HLIC, the Administrator or the applicable Separate Account, as the case may be. Upon becoming aware that another Party is entitled to such remittance or other payment, HLIC or the Administrator shall endorse any such remittance to the order of HLIC, the Administrator or the applicable Separate Account, as the case may be, and promptly transfer such remittance or other payment to HLIC, the Administrator or to the applicable Separate Account, as the case may be.

Section 6.05  Audit Rights.

(a) During the term of this Agreement and continuing for one (1) year after the termination of this Agreement, the Administrator shall permit HLIC to review the Administrator's compliance with its obligations under this Agreement, not more than once annually and on no less than thirty (30) calendar days' notice (except as set forth below) during normal business hours. Such audits shall be conducted by personnel of HLIC or its Affiliates or by an independent auditor selected by HLIC. The Administrator shall accommodate such audits and shall provide each auditor access to pertinent books and records during normal business hours upon reasonable advance notice. HLIC shall bear the expenses of any such audits.

(b) Upon the written request of HLIC and if specifically available solely related to the Services, the Administrator shall provide to HLIC a copy of its SSAE 16 Type II report (or any successor or other substantially similar report).

Section 6.06 Internal Controls Over Financial Reporting. Each Party shall provide the other with reasonable access to its personnel, books and records, and such other certifications and information as the other Party may reasonably deem necessary to enable its designated officers to evaluate the effectiveness of the disclosing party's internal control over financial reporting, as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f) and Subsection I

                                    22

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of Section 3 of the NAIC Annual Financial Reporting Model Regulation ("Internal
Control Over Financial Reporting") with respect to the Administered Business (including with respect to any financial information provided by the disclosing Party to the other Party under this Agreement or any other Ancillary Agreement).

                                  ARTICLE VII

                     INABILITY TO PERFORM SERVICES; ERRORS

Section 7.01  Inability to Perform Services.

(a) In the event that the Administrator is unable to perform all or a portion of the Services for any reason for a period that could reasonably be expected to exceed twenty (20) Business Days, the Administrator shall promptly provide notice to HLIC of its inability to perform the applicable Services and shall cooperate with HLIC in obtaining an alternative means of providing such Services. The Administrator shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services.

(b) In the event that the Administrator commits three (3) independent Material Breaches (as such term is defined below) during any rolling twelve (12) month period, HLIC will, at its option, initiate the dispute resolution process set forth in Section 17.03(a). If, after Level Three Negotiations, HLIC is not reasonably satisfied with the results thereof, the CEO or CFO of HLIC's ultimate parent will provide written notice to the CEO or CFO of the Administrator's ultimate parent and the Administrator shall use commercially reasonable efforts to obtain an alternative means of providing the impacted Services pursuant to the service standards set forth in Section 4.02(a). In such event, the Administrator shall be responsible for the incremental costs incurred in providing such alternative services. The term "Material Breach" shall mean a material breach of a material obligation under this Agreement by the Administrator, the occurrence of which is not subject to a good faith dispute between the Parties, that remains in existence ninety (90) calendar days after receipt by the Administrator of HLIC's written notice of such breach (which notice shall specify HLIC's view that such breach is a material breach of a material obligation hereunder), which breach shall not have been cured within such ninety (90) calendar day period; provided, however, that if the Administrator can demonstrate that, despite having used its commercially reasonable efforts to cure such failure within the ninety (90) calendar day period, it has not been able to effect such a cure, HLIC may, at its sole discretion, grant the Administrator additional time in which to effect such a cure. The remedy set forth herein and HLIC's indemnification rights pursuant to
Section 12.02 shall be HLIC's sole and exclusive remedy with respect to any Material Breach that is not cured within the foregoing cure period.

(c) For the avoidance of doubt, if the Administrator fails to perform any obligation hereunder and such failure is attributable to (i) an act, error or omission of HLIC, including any failure by HLIC or HLIC's Representatives to perform any obligation of HLIC hereunder or under any of the Ancillary Agreements (excluding this Agreement), (ii) revocation by HLIC of any or all authority of the Administrator under Section 6.03(c) or (iii) the termination upon the occurrence of a Recapture Triggering Event of Administrator's right to

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direct disbursements from the Custodial Account, then in each such case, such failure to perform such obligation by the Administrator shall not be a breach of this Agreement and the Administrator shall have no liability under this Agreement with respect to such obligation.

(d)  In the event that a third party administrator is engaged in accordance with
Section 7.01(b) and the Administrator subsequently determines that such third party administrator is incapable of performing the Services subcontracted to such third party administrator, the Parties agree that the Administrator shall, at its option, replace the third party administrator with another third party administrator or resume its performance of such Services pursuant to this Agreement.

Section 7.02 Errors. The Administrator shall, at its own expense, correct any errors in the Services caused by it as promptly as practicable following notice thereof from HLIC or any other Person or upon discovery thereof by the Administrator. HLIC shall, at its own expense, cooperate with and assist Administrator to correct any errors resulting from any act or omission by HLIC as promptly as practicable following notice thereof from Administrator or any other Person or upon discovery thereof by HLIC. HLIC shall reimburse the Administrator for the reasonable costs and expenses incurred by the Administrator in making any such corrections.

                                  ARTICLE VIII

                    REGULATORY COMPLAINTS AND LEGAL ACTIONS

Section 8.01 Routine Complaints. The Administrator shall supervise and control the investigation, contest, defense and/or settlement of any policyholder, insured or beneficiary complaints (including any such complaints asserted through any Governmental Body) that in the Administrator's reasonable judgment would reasonably be expected to result solely in monetary Losses [REDACTED] relating to the Administered Business (the "Routine Complaints") at its own cost and expense, and in the name of HLIC when necessary. Notwithstanding anything in this Agreement to the contrary, the Administrator shall not be required to provide notice to HLIC with respect to any Routine Complaints; provided, that at HLIC's request, the Administrator shall, no more frequently than monthly, provide HLIC with a report summarizing the nature and status of any pending or resolved Routine Complaints, the alleged actions or omissions giving rise to such Routine Complaints, and the status of any such Routine Complaints.

Section 8.02  Regulatory Actions.

(a) If HLIC or the Administrator receives notice of, or otherwise becomes aware of, any Regulatory Action (as defined below), HLIC or the Administrator, as applicable, shall promptly notify the other Party thereof. The term "Regulatory Action" means any Action initiated by or involving the participation of a Governmental Body related to the Administered Business other than Routine Complaints. HLIC, upon twenty (20) calendar days written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Regulatory Action; provided that HLIC shall be solely responsible for all costs and expenses related thereto (including any Losses, fines, penalties or other amounts imposed on or suffered by the

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Administrator and its Affiliates, and the cost of any remediation efforts by the
Administrator) and any increased liability of the Administrator, in its capacity as the Reinsurer, under the Reinsurance Agreement or this Agreement resulting from HLIC's control thereof. The Administrator shall have the right at its sole expense to engage its own separate legal representation and to participate fully in, but not control, any such defense, settlement, or compromise assumed by HLIC. Notwithstanding the foregoing, HLIC shall not settle or compromise any such Regulatory Action without the Administrator's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (ii) HLIC pays all settlement amounts with respect thereto, (iii) HLIC obtains a complete release for the Administrator and its Affiliates who are parties to the proceedings with respect to such Regulatory Action, and (iv) the terms of the proposed settlement or compromise of the Regulatory Action do not impose injunctive, equitable relief or remediation or result in any non-monetary restriction or condition or material burden on the Business or operations of the Administrator and its Affiliates.

(b) In the event that HLIC does not timely assert its right to control the handling of Regulatory Actions pursuant to SECTION 8.02(B), the Administrator shall assume sole and exclusive control over the response, defense, settlement or other resolution of any Regulatory Action. HLIC shall have the right at its sole expense to engage its own separate legal representation and to participate fully in, but not control, any such defense, settlement, or compromise assumed by the Administrator. Notwithstanding the foregoing, the Administrator shall not settle or compromise any such Regulatory Action without HLIC's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by HLIC or any of its Affiliates,
(ii) the Administrator pays all settlement amounts with respect thereto, (iii) the Administrator obtains a complete release for HLIC and its Affiliates who are parties to the proceeding with respect to such Regulatory Action, and (iv) the terms of the proposed settlement of the Regulatory Action do not impose injunctive, equitable relief or remediation or result in any non-monetary restriction or condition on HLIC or its Affiliates.

(c) Upon the other Party's request, the controlling Party shall provide such other Party with a report of any pending Regulatory Actions controlled by the controlling Party that are covered under this SECTION 8.02, summarizing the nature of any such pending Regulatory Actions, the alleged actions or omissions, if any, giving rise to such Regulatory Actions and copies of any files or other documents that the controlling Party may reasonably request in connection with its review of such matters.

Section 8.03  LEGAL ACTIONS.

(a) The Administrator shall promptly notify HLIC of any Action other than a Regulatory Action or a Routine Complaint that has been instituted or threatened in writing with respect to the Administered Business or any Covered Insurance Policy (each, a "LEGAL ACTION"), and in no event more than five (5) Business Days after receipt or notice thereof.

(b) HLIC shall promptly notify the Administrator of any Legal Action to the extent known to it and not made against or served on the Administrator as administrator

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hereunder, and in no event more than five (5) Business Days after receipt or notice thereof, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.

(c) The Administrator shall supervise and shall exclusively control the investigation, contest, defense and/or settlement of all Legal Actions, at its own cost and expense and in the name of HLIC when necessary.

(d) Notwithstanding anything in this Agreement to the contrary, HLIC shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any Legal Action with respect to which HLIC is a named party to the extent that such Legal Action, if successful, could (in HLIC's reasonable opinion) materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of HLIC or any of its Affiliates other than the Administered Business, without waiving any right to indemnification or payment that it may have under the terms of the Purchase Agreement, the Reinsurance Agreement or this Agreement. The Administrator and HLIC shall use commercially reasonable efforts to cooperate with each other with respect to the administration of any such Legal Action. The Administrator shall not settle or compromise any Legal Action without HLIC's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by HLIC or any of its Affiliates, (ii) the Administrator pays all settlement amounts with respect thereto, (iii) the Administrator obtains a complete release for HLIC and its Affiliates who are parties to the proceeding with respect to such Legal Action, and (iv) the terms of the proposed settlement do not impose injunctive, equitable relief or remediation or result in any non-monetary restriction or condition on HLIC or its Affiliates.

(e) The Administrator shall keep HLIC informed of the progress of all pending Legal Actions and, at HLIC's request (which requests shall be reasonable in their frequency and nature as reasonably determined by the Administrator), provide to HLIC a report summarizing the nature of any pending Legal Action, the alleged actions or omissions giving rise to such Legal Action and copies of any files or other documents that HLIC may reasonably request in connection with its review of such matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege. Except to the extent that the Administrator prepares such reports in the ordinary course of business, HLIC shall reimburse the Administrator for the reasonable out-of-pocket costs incurred by it in preparing the reports and copies described in this Section 8.03(e).

Section 8.04 Cooperation. Each Party shall use commercially reasonable efforts to cooperate with and assist the controlling Party in responding to, defending, prosecuting and Routine Complaint, Regulatory Action or Legal Action pursuant to
Article VIII, provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges; provided, further, that, except as set forth in this Article VIII, the Administrator shall reimburse HLIC for any reasonable out-of-pocket costs and expenses incurred by HLIC in connection with such efforts. Neither HLIC nor the Administrator shall have the authority to institute, prosecute or maintain any legal or regulatory proceeding on behalf

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of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

Section 8.05 Reporting. On a quarterly basis, (a) HLIC shall prepare and provide to the Administrator a report containing a summary of any Regulatory Actions with respect to which HLIC has exercised its right to supervise and control the defense thereof in accordance with Section 8.02(b), and (b) the Administrator shall prepare and provide to HLIC a report containing a summary of any Legal Actions and Regulatory Actions controlled by the Administrator in a form reasonably acceptable to HLIC.

Section 8.06 Relationship with Other Agreements. Notwithstanding anything to the contrary contained herein, the provisions of this Article VIII (including any obligation of the Administrator to bear any costs associated with any Regulatory Action or Legal Action) shall be subject to and shall not impair or reduce the indemnity obligations and rights of the Parties and their Affiliates and other provisions related to indemnification under the Purchase Agreement and the Reinsurance Agreement. The Parties acknowledge and agree that this Article VIII shall not apply to the Specified Action, with respect to which the provisions of Section 8.20 of the Business Disclosure Schedule to the Purchase Agreement shall govern.

Section 8.07 Taxes. This Article VIII shall not apply to matters relating to Taxes.

                                   ARTICLE IX

                             DURATION; TERMINATION

Section 9.01 Duration. This Agreement shall become effective as of the Effective Time and shall continue until the earlier of (a) the date on which the Reinsurance Agreement is terminated in accordance with the terms thereof (b) the date on which this Agreement is terminated in accordance with the provisions of
Section 9.02, or (c) the date of a recapture under the Reinsurance Agreement.

Section 9.02  Termination.

(a) This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

(b) This Agreement is subject to immediate termination at the option of HLIC, upon written notice to the Administrator, in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.

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(c)  This Agreement is subject to immediate termination in its entirety upon written notice to the Administrator, if the business reinsured under the Reinsurance Agreement is recaptured pursuant to its terms or the Reinsurance Agreement is terminated.

(d) Upon termination of this Agreement (other than a termination resulting from the termination of all liabilities of HLIC under all Covered Insurance Policies in accordance with their respective terms), the Administrator shall reasonably cooperate in the transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services as promptly as practicable (or, where required by Applicable Law, copies thereof) to HLIC or HLIC's designee, such that HLIC or its designee shall be able to perform the applicable Services without interruption following termination of this Agreement.

Section 9.03 Survival. Notwithstanding the other provisions of this Article IX, Articles I, XII and XIII and Sections 17.01, 17.03, 17.05, 17.08 and 17.09 shall remain in full force and effect after the termination of this Agreement.

                                   ARTICLE X

                              CUSTOMER INFORMATION

Section 10.01  Customer Information.

(a) The Administrator shall, and shall cause its Affiliates and its and their respective Representatives to, comply with Applicable Privacy Laws and the Information Security Requirements set forth in Schedule III attached hereto.

(b) HLIC agrees that the Administrator may use and disclose Customer Information for any and all purposes described in: (i) Sections 16 and 17 of the NAIC Model Privacy of Consumer Financial and Health Information Regulation and
(ii) Section 13 of the NAIC Insurance Information and Privacy Protection Model Act, except where disclosure is prohibited by Applicable Law.

(c) HLIC agrees that the Administrator may use Customer Information for the Administrator's own purposes relating to its insurance products and services, including but not limited to: servicing, administering, and maintaining its insurance products and services; administering and servicing benefits or claims; underwriting, risk management and control; and the detection and prevention of fraud, criminal activity, misrepresentations, or unauthorized transactions.

(d) HLIC hereby enters into a joint marketing agreement with the Administrator as described in Section 15 of the NAIC Model Privacy of Consumer Financial and Health Information Regulation such that Nonpublic Personal Financial Information, as defined in the NAIC Model Privacy of Consumer Financial and Health Information Regulation, relating to the Covered Insurance Policies may be disclosed to the Administrator and used by the Administrator to market insurance products and services to insureds or policyholders under the Covered Insurance Policies. Specifically, HLIC agrees that it will send or cause the Administrator to send, on HLIC letterhead, at Administrator's sole cost and expense, marketing

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material regarding the products and services of the Administrator and its affiliates and subsidiaries to insureds or policyholders under the Covered Insurance Policies. The content of such marketing material is subject to approval by HLIC, the approval of which shall not be unreasonably withheld by HLIC. Notwithstanding the foregoing, Administrator shall not solicit individuals that are included in HLIC's Do Not Contact Database (which database shall be made available to the Administrator by HLIC upon Administrator's reasonable request).

                               DISASTER RECOVERY

Section 11.01 Disaster Recovery. The Administrator represents that it has developed and shall maintain, for as long as Services are provided hereunder, a disaster recovery plan ("DRP") related to the Services that is consistent with commercially reasonable business practices. For as long as Services are provided hereunder, the Administrator will: (a) periodically, but no less than one time per calendar year, update and test the operability of the DRP; (b) certify to HLIC at least once during every calendar year that the DRP is fully operational;
(c) in consultation with HLIC, implement the DRP upon the declaration of a disaster under such DRP; and (d) reinstate the Services upon the declaration of such a disaster within the applicable timeframes specified in the DRP. HLIC shall have the right to review the DRP periodically, but no more than one time per calendar year at the Administrator's location.

                                  ARTICLE XII

                                INDEMNIFICATION

Section 12.01 Indemnification by HLIC. HLIC shall indemnify, defend and hold harmless the Administrator and its Affiliates and their respective Representatives, successors and assigns (collectively, the "Administrator Indemnified Parties") from and against and pay and reimburse all Losses imposed on, sustained, incurred or suffered by the Administrator Indemnified Parties resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim) (a) any breach by HLIC of the covenants and agreements of HLIC contained in this Agreement, (b) any breach by HLIC (or by any applicable Affiliate of HLIC) of the covenants and agreements of HLIC contained in the Investment Management Agreement or, if prior to the IMA Date, the investment guidelines set forth in Exhibit L Part A of the Purchase Agreement Amendment, to the extent such breach does not result from any acts, errors or omissions taken pursuant to instructions from, or any reports or other information received from, the Administrator or the Investment Manager and (c) any successful enforcement of this indemnity.

Section 12.02 Indemnification by the Administrator. Except as otherwise provided in Section 4.02(c), the Administrator shall indemnify, defend and hold harmless HLIC and its Affiliates and their respective Representatives, successors and assigns (collectively, the "HLIC Indemnified Parties") from and against and pay and reimburse all Losses imposed on, sustained, incurred or suffered by the HLIC Indemnified Parties resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim) (a) any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement, or if prior to the IMA Date, in the investment guidelines set forth in Exhibit L, Part A of the Amendment to the Purchase Agreement, (b) any breach by the Investment Manger of the covenants and

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agreements of the Investment Manager contained in the Investment Management
Agreement, to the extent such breach does not result from any acts, errors or omissions taken pursuant to instructions from, or any reports or other information received from, HLIC and (c) any successful enforcement of this indemnity.

Section 12.03  Notice of Claim; Defense.

(a) If (i) any non-affiliated third party or Governmental Body institutes asserts any Action that may give rise to Losses for which a Party (an "Indemnifying Party") may be liable for indemnification under this Article XII (a "Third-Party Claim") or (ii) any Person that may be entitled to indemnification under this Agreement (an "Indemnified Party") desires to make a claim not involving a Third-Party Claim to be indemnified by an Indemnifying Party, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and a good faith estimate of the amount of all related Losses to the extent they are ascertainable (a "Claim Notice"). The Indemnifying Party shall not be relieved from any of its indemnification obligations under this Article XII as a result of a failure of the Indemnified Parties to provide a Claim Notice except to the extent that it is prejudiced by such failure.

(b) The Indemnifying Party may, by notice delivered within twenty (20) Business Days of the receipt of a Claim Notice with respect to a Third-Party Claim, assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party). The Indemnified Party may take any actions reasonably necessary to defend any Third-Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in each case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates.

(c) Subject to Section 12.03(b), in the event of a Third-Party Claim, if the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may elect to retain counsel reasonably acceptable to the Indemnified Parties to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. Subject to
Section 12.03(b), if the Indemnifying Party so elects, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action; provided that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Action. To the extent such action can be taken in a way that does not unreasonably jeopardize the attorney-client privilege: (i) the Indemnified Party's right to participate in the defense of any Action shall include the right to attend all significant internal meetings, all meetings with representatives of plaintiffs, hearings and the like; and (ii) counsel for a Indemnified Party also shall be given a reasonable opportunity to comment upon all memoranda of law, pleadings and briefs and other documents relating to the Third-Party Claim, and the

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Indemnifying Party and its counsel shall give reasonable consideration to the comments of counsel for the Indemnified Party. The Indemnifying Party shall not settle any such Action without the relevant Indemnified Parties' prior written consent, unless the terms of such settlement (A) provide for no relief other than the payment of monetary damages, (B) involve no finding or admission of any breach or violation by any Indemnified Party and (C) include an express unconditional release of each Indemnified Party from all liability arising from such Action. Notwithstanding the foregoing, if the Indemnifying Party does not promptly retain counsel and assume control of such defense, then the Indemnified Parties may retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense in connection with such Action. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(d) From and after the delivery of a Claim Notice involving a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and Representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

(e) In the event any Indemnifying Party receives a Claim Notice from an Indemnified Party that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article XII.

Section 12.04  No Duplication; Exclusive Remedy.

(a) To the extent that an Administrator Indemnified Party or an HLIC Indemnified Party has received payment in respect of a Loss pursuant to the provisions of any other Ancillary Agreement, such Administrator Indemnified Party or HLIC Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment.

(b) Except with respect to claims alleging fraud and as otherwise provided under this Agreement or the provisions of any other Ancillary Agreement, from and after the Closing, the exclusive remedy of the Administrator, the Administrator Indemnified Parties, HLIC and the HLIC Indemnified Parties in connection with this Agreement (and any certificate or instrument delivered hereunder) and the transactions contemplated hereby (whether under this Agreement or arising under Applicable Law) shall be as provided in this Article
XII. In furtherance of the foregoing, each of Administrator, on behalf of itself and each other Administrator Indemnified Party, and HLIC, on behalf of itself and each other HLIC Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against HLIC or any of its Affiliates or Representatives and the Administrator or any of its Affiliates or Representatives, as the case may

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be, arising under or based upon this Agreement or any certificate or instrument delivered in connection herewith, except (x) pursuant to the indemnification provisions set forth in this Article XII or (y) as otherwise provided under this Agreement or the provisions of any other Ancillary Agreement.

Section 12.05 Limitation on Set-off. Neither HLIC nor the Administrator shall have any right to set off any unresolved indemnification claim pursuant to this
Article XII against any payment due pursuant to any Transaction Agreement.

Section 12.06 Mitigation. The Administrator and HLIC shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Article XII, including by making commercially reasonable efforts to mitigate such claim or liability, to the extent required by Applicable Law.

Section 12.07  Recovery by Indemnified Party.

(a) In any case where an Indemnified Party recovers from a third party not affiliated with such Indemnified Party any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article XII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount), but not in excess of the sum of
(i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(b) If any portion of Losses to be reimbursed by the Indemnifying Party pursuant to this Article XII could be recovered from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use commercially reasonable efforts to collect the maximum amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection. If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XII could have been recovered from a third party not affiliated with the relevant Indemnified Party (including under any applicable third-party insurance coverage) based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Article XII.

Section 12.08 Relationship with Reinsurance Agreement. Nothing contained in this Article XII is intended to amend or supersede any provision of the Reinsurance Agreement.

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                                  ARTICLE XIII

                                  COOPERATION

Section 13.01 Cooperation. The Parties hereto shall use commercially reasonable efforts to reasonably cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any Transaction Agreement. In accordance with the foregoing and at the Administrator's sole cost and expense, each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation and decision.

                                  ARTICLE XIV

                               TRADEMARK LICENSE

Section 14.01 Trademark License. On the date hereof, HFIC and the Administrator shall enter into the Trademark License Agreement, a form of which is attached hereto as Exhibit A (the "Trademark License Agreement"), pursuant to which HFIC will grant the Administrator a license to the trade names and marks described therein, subject to the terms and conditions set forth therein.

                                   ARTICLE XV

                                 FIDELITY BOND

Section 15.01 Fidelity Bond. The Administrator shall, at its sole cost and expense, obtain from an insurance company or companies and maintain in-force at all times during the performance of the Services a fidelity bond or employee dishonesty insurance policy in an amount [REDACTED], subject to a deductible which is subject to the Administrator's self-insurance. The insurance companies providing insurance under this Article XV shall have a Best's Financial Performance Rating of A- or higher and a Financial Size Category of VIII or higher, unless otherwise approved in writing by HLIC.

                                  ARTICLE XVI

                                  TAX MATTERS

Section 16.01  Premium Taxes.

(a) Quarterly Premium Tax Report. Within 20 calendar days of the end of each calendar quarter, the Administrator (i) will provide a report (a "Quarterly Premium Tax Report") to HLIC and (ii) will forward to HLIC, in the Administrator's capacity as the Reinsurer, any reimbursement for Premium Taxes and assessments due and payable by the Reinsurer in respect of the Covered Insurance Policies under the terms of the Reinsurance Agreement (a "Quarterly Premium Tax Payment"). Each Quarterly Premium Tax Report shall provide Premium and Premium Tax rate information by state, which information shall include, without limitation, the applicable rate for Premium Taxes for each state in the report. The

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Quarterly Premium Tax Payment accompanying a Quarterly Premium Tax Report shall be calculated using the statutory rate for Premium Taxes in each of the states listed in the report.

(b) Retaliatory Premium Taxes. For purposes of preparing each Quarterly Premium Tax Report, HLIC shall provide to the Administrator, in accordance with Section 16.01(c), such additional information as is necessary and appropriate for purposes of facilitating the Administrator's calculation of retaliatory Premium Taxes for such preceding calendar quarter. Unless HLIC (i) provides the Administrator with such additional information in accordance with Section 16.01(c) and (ii) certifies to the Administrator that the information so provided is the same as the information that will be reported on, or taken into account in preparing, HLIC's Premium Tax Returns for the taxable period to which the Quarterly Premium Tax Report relates, the Administrator shall calculate retaliatory Premium Taxes for the relevant Quarterly Premium Tax Report (x) based upon the difference between HLIC's state of domicile rate for Premium Taxes and the statutory rates for Premium Taxes of other applicable jurisdictions and (y) only when the rate for Premium Taxes of another jurisdiction is lower than the rate for Premium Taxes of HLIC's state of domicile.

(c) Requested Information. HLIC shall provide to the Administrator on a timely basis any information within HLIC's possession or control that is reasonably requested by the Administrator in connection with the Administrator's obligations under this Article XVI. The Quarterly Premium Tax Report shall be based on Premiums collected by the Administrator with respect to the Covered Insurance Policies pursuant to this Agreement and the information in its possession. HLIC and the Administrator shall cooperate in the accurate preparation and timely filing of all Tax Returns that must be filed in connection with Premium Taxes. Each Party shall furnish to the other Party all information and records reasonably requested by the other Party for use in the preparation, review or verification of all Tax Returns that must be filed in connection with Premium Taxes. HLIC will provide to Administrator copies of any communications received from a Taxing Authority relating to Premium Taxes or to any related credits, deductions or offsets.

(d) Credits, Deductions, Offsets. The Quarterly Premium Tax Report will indicate any credits, deductions, or offsets that reduce the Reinsurer's obligation to reimburse HLIC for Premium Taxes under the terms of the Reinsurance Agreement. If (i) a credit, deduction, or offset against Premium Taxes was reflected as an asset on the Closing Date Transfer Balance Sheet or
(ii) the Reinsurer shall have reimbursed HLIC under the Reinsurance Agreement for an assessment by any guaranty fund, insolvency fund, plan, pool, association, or any similar assessment that has given rise to a credit, deduction, or offset against Premium Taxes, and such credit, deduction or offset cannot be fully used by HLIC to offset a liability for Premium Taxes for which the Reinsurer otherwise would be required to reimburse HLIC, and the remainder of the credit, deduction or offset is applied against other Taxes payable by HLIC, then such credit, deduction or offset shall be applied to reduce the Reinsurer's obligation to reimburse HLIC as reflected on the Quarterly Premium Tax Report for the next succeeding calendar quarter (or the first calendar quarter thereafter for which the Reinsurer would otherwise be required to reimburse HLIC with respect to Premium Taxes under the terms of the Reinsurance Agreement). To the extent that HLIC receives any refunds of amounts previously paid to a guarantee fund, plan, pool, or association or of any similar assessment, HLIC shall reimburse the Administrator (in the Administrator's capacity as the Reinsurer) to the extent such amount was reflected as an asset on the Closing Date Transfer Balance Sheet or the Reinsurer shall have reimbursed HLIC under the Reinsurance Agreement for the amount refunded.

(e) Pro Forma Schedule T. Within twenty (20) calendar days of the end of each calendar year, the Administrator shall prepare and provide HLIC with a pro forma Schedule T with respect to the Administered Business for the preceding calendar year. The pro forma Schedule T will be prepared on the basis of the Quarterly Premium Tax Reports for the calendar year to which the pro forma Schedule T relates. HLIC will file its Schedule T in a manner consistent with the pro forma Schedule T provided to it by the Administrator and will provide a copy of its filed Schedule T to the Administrator. Should the Administrator come into possession of any additional information that it would have used to prepare the pro forma Schedule T after it has provided the pro forma Schedule T to HLIC in accordance with this Section 16.01(e), the Administrator shall promptly provide such additional information to HLIC in writing, along with a reasonably detailed written explanation of what changes should be made to the pro forma Schedule T to reflect such additional information.

(f) Annual Premium Tax Report. The Administrator will provide HLIC with a final annual report of Premiums and Premium Taxes for each calendar year of this Agreement (the "Annual Premium Tax Report") on or before March 31st of the following calendar year. Each Annual Premium Tax Report (i) shall provide Premium and Premium Tax rate information by state, which information shall include, without limitation, the applicable rate for Premium Taxes for each state in the report and (ii) shall be prepared by the Administrator in a manner consistent with the pro forma Schedule T provided by the Administrator to HLIC with respect to such calendar year pursuant to Section 16.01(e) (taking into account any additional information provided by the Administrator to HLIC in accordance with the last sentence of Section 16.01(e)), as adjusted to reflect any additional information in the Administrator's possession at the time the Annual Premium Tax Report is prepared and to take into account the definition of General Account Liabilities in the Reinsurance Agreement and Section 16.01(d). The Annual Premium Tax Report will reflect (x) any overpayment or underpayment of reimbursements by the Reinsurer for Premium Taxes due in respect of Premiums reported and paid to HLIC with the Quarterly Premium Tax Reports for the calendar year to which the Annual Premium Tax Report relates and (y) any other relevant adjustments to Premium Taxes, which adjustments shall be described in reasonable detail in a schedule to the Annual Premium Tax Report. Such overpayment or underpayment will be reconciled in conjunction with the next Quarterly Premium Tax Payment following HLIC's receipt of the Annual Premium Tax Report.

(g) Notice. Each of HLIC and the Administrator shall promptly notify the other in writing upon receipt by it or any of its Affiliates of notice of any pending or threatened Action related to any Premium Taxes or any Tax Returns filed in connection with such Taxes.

(h) Actions. HLIC shall have the sole right to control the conduct of any Action related to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes, and to employ counsel of HLIC's choice at HLIC's expense; provided, that the Administrator shall be permitted, at the Administrator's expense, to be present at, and to participate in, any such Action. Notwithstanding such control, HLIC shall not settle, either administratively or after the commencement of litigation, any claim for Premium Taxes without

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the consent of the Administrator, which consent shall not be unreasonably withheld or delayed. HLIC and the Administrator shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the preparation for any Tax audit or other Action related to Taxes, and the prosecution or defense of any Action related to any Premium Taxes or any Tax Returns filed in connection with such Premium Taxes. HLIC and the Administrator shall reasonably cooperate with each other in the conduct of any Action related to any Premium Taxes. For the avoidance of doubt, nothing in this Agreement shall require HLIC to provide the Administrator access to any federal, state, or local consolidated income Tax Return that includes HLIC or its Affiliates. Any information obtained under this
Section 16.01(h) shall be kept confidential, except as otherwise reasonably may be required in connection with the filing of Tax Returns or claims for Tax refunds or in conducting any Action related to Taxes.

Section 16.02  Tax Information Reporting, Withholding, and Depositing.

(a) The Administrator shall be responsible for all Tax information reporting, withholding, and depositing required under Applicable Law with respect to the Administered Business. All Tax Returns required to be filed with respect to such Tax information reporting, withholding, and depositing shall be accurate and complete in all material respects, and filed by the Administrator on a timely basis and, where required by Applicable Law, shall be accompanied by the correct amount of required payments or deposits of Taxes.

(b) Upon HLIC's reasonable request, the Administrator shall (i) provide HLIC reasonable access during normal business hours to (A) review, audit, or copy any Tax Returns for which the Administrator is responsible under Article XVI (either prior to or following the filing of such Tax Returns) and (B) review the Administrator's processes and operations with respect to its obligations under
Article XVI, provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator; (ii) provide information to HLIC demonstrating the Administrator's compliance with Article XVI; and (iii) cooperate with HLIC in connection with any Action related to any Tax Return for which the Administrator is responsible under Article XVI (provided that such cooperation shall not unreasonably interfere with the business or operations of the Administrator).

Section 16.03 Sales Taxes. HLIC shall reimburse the Administrator for all sales, value-added, goods and services, or similar Taxes (including any such Taxes that are collected through withholding, but excluding any Taxes based upon, or calculated by reference to, the income, receipts, or capital of the Administrator, which Taxes shall be solely the liability of the Administrator) imposed on or paid by the Administrator with respect to its receipt of payments from HLIC under this Agreement; provided that the Administrator shall provide HLIC with written notice that, and information reasonably sufficient to verify that, such Taxes have been paid or are payable by the Administrator. In any case where the Administrator has not previously paid such Taxes, the Administrator shall promptly make payment of such Taxes to the appropriate Governmental Body upon receipt of the reimbursement from HLIC.

Section 16.04 Reinsurer Product Tax Liabilities. To the extent that the Reinsurer is liable under the Reinsurance Agreement for any Reinsurer Extra-Contractual Obligations that relate to the Tax treatment or the Tax status of one or more Covered Insurance Policies

("Reinsurer Product Tax Liabilities"), including, without limitation, any Losses described in clauses (i) and (ii) of Section 12.6(a) of the Purchase Agreement, HLIC and the Administrator shall cooperate in the defense and resolution of any Action related to such Reinsurer Product Tax Liabilities, provided that such cooperation shall not unreasonably interfere with the business or operations of either Party.

Section 16.05 Conflicts. Notwithstanding any other provision in this Agreement, with respect to the matters specifically set forth in this Article XVI, the provisions of this Article XVI shall control. To the extent not provided for in this Article XVI or any other provisions of this Agreement, including the schedules to the same, matters related to Taxes shall be governed by the Purchase Agreement, the Reinsurance Agreement, the Transition Services Agreement, the Trust Agreement, or another Ancillary Agreement, as applicable and as appropriate.

                                  ARTICLE XVII

                                 MISCELLANEOUS

Section 17.01 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, or (c) on the Business Day after delivery to an overnight courier (such as Federal Express) or an overnight mail service (such as the Express Mail service) maintained by the United States Postal Service, to the Party as follows:

To HLIC or HFIC:

Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT 06089
Fax: (866) 522-0308
Attention: President

With concurrent copies (which will not constitute notice) to:

The Hartford
One Hartford Plaza
Hartford, CT 06155
Fax: (860) 547-6959
Attention: Ceded Reinsurance & General Counsel

[REDACTED]

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To the Administrator:

The Prudential Insurance Company of America
213 Washington Street, 15th Floor
Newark, NJ 07102
Facsimile: (973) 367-8920
Attention: Chief Legal Officer, Individual Life Insurance

With concurrent copies (which will not constitute notice) to:

Prudential Financial, Inc.
751 Broad St., 21st Floor
Newark, NJ 07102
Facsimile: (973) 367-8105
Attention: General Counsel

[REDACTED]

or to such other address as such Party may indicate by a notice delivered to the other Party hereto. Notwithstanding the foregoing, pursuant to Section 17.01 notice shall also be given by e-mail to the respective party's Coordinator.

Section 17.02 Entire Agreement. This Agreement, together with the Schedules and Exhibits referred to herein, the Purchase Agreement, the Reinsurance Agreement, the Transition Services Agreement, the Trust Agreement and the other documents delivered pursuant hereto and thereto, contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties hereto which representations, warranties, agreements, understandings or letters of intent shall be of no force or effect for any purpose. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized Representative of each of the Parties hereto or their respective successors in interest.

Section 17.03  Dispute Escalation; Governing Law and Jurisdiction.

(a) In the event a dispute arises between the Parties under this Agreement, face-to-face negotiations shall be conducted between the Parties' respective Coordinators within five (5) calendar days following a written request from any Party ("Level One Negotiations"). The Parties shall ensure that their respective Coordinators shall use reasonable efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible. If such Project Managers are unable to resolve the dispute within five
(5) calendar days after the Parties have commenced Level One Negotiations, then either Party may request that face to face or telephonic negotiations be conducted within five (5) calendar days of such request by the Parties' respective internal subject matter experts ("Level Two Negotiations"). If such individuals are unable to resolve the dispute within five (5) calendar days after the Parties have commenced Level Two Negotiations, any

Party may request that face to face or telephonic negotiations shall be conducted within five (5) calendar days of such request between a senior executive of HLIC and a senior executive of the Administrator ("Level Three Negotiations"). Except for Material Breaches under Section 7.01, if such executives are unable to resolve the dispute within ten (10) calendar days after the Parties have commenced Level Three Negotiations, any unresolved dispute arising out of the interpretation, performance, or breach of this Agreement, including the formation or validity thereof, shall be resolved pursuant to
Section 17.03(b).

(b) This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York (other than Sections 5-1401 and 5-1402 of the General Obligations Law, which shall apply). Each of the Parties hereto irrevocably agrees that any and all Actions arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of New York located in the Borough of Manhattan, The City of New York or in the courts of the United States of America for the Southern District of New York. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 18.01 or in such other manner as may be permitted by Applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or
(iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to any Action, the court may consolidate the Action with any other Action relating to this Agreement or to any Ancillary Agreement and the Parties hereby agree not to oppose any request by the other Party to consolidate any such Action with another Action relating to this Agreement or to any Ancillary Agreement.

Section 17.04 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and permitted successors and assigns and the Administrator Indemnified Persons and the HLIC Indemnified Persons any right, remedy or claim under or by reason of this Agreement.

Section 17.05 Expenses. Except as otherwise expressly set forth in this Agreement, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 17.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by electronic delivery in .pdf format, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto.

Section 17.07 Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 17.08 Waiver of Jury Trial; Multiplied and Punitive Damages. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION. EACH PARTY ALSO IRREVOCABLY WAIVES ANY RIGHT TO PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR MULTIPLIED DAMAGES, EITHER PURSUANT TO COMMON LAW OR STATUTE, IN EACH CASE IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (BUT NOT AS TO ANY ACTION BY ONE PARTY AGAINST THE OTHER SEEKING INDEMNIFICATION FOR A THIRD PARTY CLAIM AGAINST THE PARTY INITIATING THE ACTION, TO THE EXTENT THAT SUCH DAMAGES MAY BE RECOVERABLE AS PART OF THE INDEMNIFICATION BY THE INDEMNIFIED PARTY).

Section 17.09  Treatment of Confidential Information.

(a) The Parties agree that, other than as contemplated by this Agreement or any Transaction Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement and the other Transaction Agreements, the Parties will keep confidential and will not use or disclose the other Party's Confidential Information and the terms and conditions of this Agreement, including the exhibits and schedules hereto, except (x) as otherwise required by Applicable Law or any order or ruling of any state insurance regulatory authority or any other Governmental Body, (y) as may be required to be disclosed in the financial statements of such Party or any of its Affiliates or (z) such disclosure as may be required in connection with any dispute resolution proceeding between the Parties in respect hereof.

(b) The confidentiality obligations contained in this Agreement shall not apply to the federal tax structure or federal tax treatment of this Agreement and each Party hereto may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of this Agreement; provided, that such disclosure may not be made until the earliest of (x) the date of the public announcement of discussions relating to this Agreement, (y) the date of the public announcement of this Agreement, or (z) the date of the execution of this Agreement. The preceding sentence is intended to cause this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. Subject to the provision with respect to disclosure in the first sentence of this subsection (b), each Party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of this Agreement or any federal tax matter or federal tax idea related to this Agreement.

Section 17.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided below in this Section 17.10, the rights and obligations of either Party under this Agreement shall not be assignable or delegable by such Party hereto without the written consent of the other Party; provided, that the Administrator may (i) assign this Agreement or any rights, duties or obligations hereunder to any Affiliate of the Administrator and (ii) subcontract the performance of any Service (or any portion thereof) under this Agreement to another Person in accordance with Section 4.03; provided further, that no such assignment or delegation (including with respect to permitted Subcontractors) shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of any such assignee with respect to the provision on any Services as if provided by the Administrator.

Section 17.11 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 17.12 Relationship. HLIC and the Administrator are and shall remain independent contractors and not employees or agents of the other Party. Except as expressly granted in this Agreement or otherwise by the other Party in writing or as may be required by Applicable Law or as necessary to perform the services to be provided hereunder or to obtain the benefits hereof, no Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. Except as otherwise provided by this Agreement or by any other agreement between the Parties, each Party shall be responsible for the payment of all employment, income and social security Taxes arising in connection with the compensation payable to its personnel involved in the provision of the Services hereunder.

Section 17.13 Interpretation. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless the context otherwise requires, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. Any agreement referred to herein shall include reference to all Exhibits, Schedules and other documents or agreements attached thereto.

Section 17.14 Conflict. In the event of any conflict between the terms of this Agreement and the Reinsurance Agreement, the terms of the Reinsurance Agreement shall control.

Section 17.15 Force Majeure. No Party shall be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Agreement caused by Force Majeure (except to the extent that the Service being provided was a disaster recovery service). For purposes of this Agreement, "Force Majeure" means any circumstance or event beyond the reasonable control of any Party relying upon such event or circumstance, including: acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, changes in Applicable Law, fires, floods, epidemics, riots, quarantine restrictions, freight embargoes or other similar causes. In any such event, HLIC's and the Administrator's obligations hereunder shall be postponed for such time as its or their performance is suspended or delayed on account thereof. If any Party is so affected, such Party will notify the other Parties in writing upon learning of the occurrence of such event of Force Majeure. Upon the cessation of the Force Majeure event, such Party will use commercially reasonable efforts to resume, or to cause the relevant Subcontractor, to resume, its performance with the least practicable delay.

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             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                    43


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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

                           HARTFORD LIFE INSURANCE COMPANY

                           By:     /s/ [ILLEGIBLE]
                                   -----------------------------------------
                           Name:   Mark M [ILLEGIBLE]
                           Title:  Vice President

                           THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                           By:     /s/ Gaurav Wadhwa
                                   -----------------------------------------
                           Name:   Gaurav Wadhwa
                           Title:  Second Vice President

           [SIGNATURE PAGE TO HLIC ADMINISTRATIVE SERVICES AGREEMENT]

                                   SCHEDULE I

                               SCHEDULED REPORTS

(i) The Administrator shall promptly prepare and furnish to HLIC or, at HLIC's reasonable request or as otherwise provided herein, the applicable Governmental Body, all filings, submissions, reports, annual statement exhibits and schedules and related summaries (including statistical summaries), certifications and other information required or requested by any Governmental Body with respect to the Administered Business (other than any filings, submission reports and related summaries and other information that are the subject of any HLIC Service).

(ii) Within twenty (20) Business Days after the end of each Accounting Period, the Administrator shall prepare and provide to HLIC a Settlement Statement (and, upon the request of HLIC, detailed supporting records therefor) in accordance with Section 3.4 of the Reinsurance Agreement.

(iii) Within fifteen (15) Business Days after the end of each calendar quarter that this Agreement is in effect, the Administrator shall provide to HLIC reports (including quarterly statement exhibits and schedules) including all such items related to the General Account Reserves (including average liability credit rate), General Account Liabilities, Separate Account Reserves, Separate Account Liabilities, and all other General Account and Separate Account general ledger data required to be reported on HLIC's financial statements, footnotes, tax returns, and other SAP and GAAP financial reports required by HLIC's auditors or any Governmental Body related to the Covered Insurance Policies; provided, however, that quarterly AG 36 certifications shall be provided within twenty (20) Business Days after the end of each calendar quarter that this Agreement is in effect. Notwithstanding the foregoing, for tax reserves, such quarterly reports shall contain estimates of the General Account Reserves and the Separate Account Reserves. The Administrator shall provide such reports in such form and manner as may reasonably be requested by HLIC prior to the end of each calendar quarter.

(iv) Within forty-five (45) Business Days after the end of each calendar year, the Administrator shall provide to HLIC a report setting forth projections of General Account Reserves, GUL Net Reserves and the Required Balance, on an annual basis going forward each year until the expiry of the liabilities ceded under the Reinsurance Agreement.

(v) Within twenty (20) Business Days after the end of each calendar year that this Agreement is in effect, the Administrator shall provide to HLIC reports, including (i) relevant information regarding the Covered Insurance Policies (including any New Insurance Policies), the face amount thereof and the reinsurance coverage provided for such policies in order for HLIC to reasonably verify the calculations described in Section 8.4(d) of the Reinsurance Agreement; and (ii) all such items related to the General Account Reserves (including average liability credit rate), General Account Liabilities, Separate Account Reserves, Separate Account Liabilities, and all other General Account and Separate Account general ledger data required to be reported on HLIC's financial statements, unaudited footnotes, tax returns, and other SAP and GAAP financial reports required by HLIC's auditors or any Governmental Body related to the Covered Insurance Policies. Notwithstanding the foregoing, for tax reserves, the reports with respect to General Account Reserves and Separate Account Reserves shall be provided as soon as possible, but in any event by May 1st of the following year. In addition, the Administrator shall provide to HLIC as soon as possible, but in no event later than the dates sets forth below: (1) final, clean copies of all required actuarial opinions of the Administrator and supporting actuarial memoranda prepared by the Administrator's actuaries, independent or otherwise, in each case, pertaining to the Covered Insurance Policies in a form to be mutually agreed by the Parties (which may include redactions of confidential information not related to the Covered Insurance Policies) by a date mutually agreed by the Parties each year, provided such date shall in any event be reasonably sufficient to allow HLIC to comply with any regulatory filing requirements or deadlines (and provided that HLIC shall have given Administrator sufficient advance detailed notice of the need thereof); (2) annual certifications, in a form to be mutually agreed by the Parties, by an actuary employed by the Administrator (who meets the requirements of the American Academy of Actuaries for providing actuarial opinions) that the General Account Reserves and the Separate Account Reserves reported by the Administrator with respect to the Covered Insurance Policies are consistent with the requirements for such calculation by no later than February 15th of each year to the extent required to allow HLIC to comply with applicable regulatory filing requirements; (3) all actuarial exhibits and schedules as available starting with Exhibit 5 and Schedule S with a target of February 7th of each year but no later than February 15th of each year; (4) final, clean copies of all other reports such as analysis of increase in reserves, exhibit of life insurance, and state business pages required to be included in HLIC's annual statement and to complete HLIC's New York Annual Statement Supplement filing by no later than February 15th of each year and other state specific information with sufficient time to allow HLIC to meet any other regulatory filing requirements (and in any event at least ten (10) calendar days prior to the date such filings are due); and (5) final, clean copies of all non-actuarial annual statement exhibits and schedules by no later than January 31st of each year; provided, however, that in the case of items (1) through (4) above, the Administrator may provide its reasonable best estimate with respect to AAT reserves as are available by February 15th;

(vi) The Administrator shall timely provide written notice to HLIC of any material changes in the reserve basis or reserve methodology used in calculating the General Account Reserves and the Separate Account Reserves in each case in accordance with Applicable Law.

[REDACTED]

(viii) During the term of this Agreement, the Administrator shall furnish to HLIC the reports and certifications specified by the Trust Account Investment Guidelines.

(ix) Within thirty (30) Business Days after the end of each calendar quarter that this Agreement is in effect, other than the calendar quarters ending on December 31, the Administrator shall provide to HLIC information required to file reports BE-45 and BE-140 required by the U.S. Department of Commerce. Such information to include premiums earned and losses incurred on reinsurance assumed from insurance companies resident abroad and premiums incurred and losses recovered on reinsurance ceded to insurance companies resident abroad. The Administrator shall provide such reports in such form and manner as may reasonably be requested by HLIC prior to the end of each calendar quarter.

(x) Within forty-five (45) Business Days after the end of each calendar year that this Agreement is in effect, the Administrator shall provide to HLIC information required to file reports BE-45 and BE-140 required by the U.S. Department of Commerce. Such information to include premiums earned and losses incurred on reinsurance assumed from insurance companies resident abroad; premiums incurred and losses recovered on reinsurance ceded to insurance companies resident abroad and premiums earned and losses incurred on primary insurance sold to foreign persons. The Administrator shall provide such reports in such form and manner as may reasonably be requested by HLIC prior to the end of each calendar year.

(xi) The Administrator shall provide its Asset Impairment (OTTI) Policy (i) at or before the Effective Time, as such policy is in effect as of the Effective Time and (b) after the Effective Time, promptly upon any changes to such policy.

(xii) With respect to any commercial mortgage loans held in any trust account established pursuant to the Reinsurance Agreement, the Administrator shall provide (or shall cause the servicer of such loans to provide) to HLIC the following standard reports, which shall be substantially in the forms set forth in Exhibit A to this Schedule I within fifteen (15) Business Days after the end of each calendar month: (a) monthly remittance reports detailing loan number, loan name, investor trial balance, UPB, collections of principal, interest, prepayment premium/yield maintenance, and any other amounts paid by the borrower under such loan and (b) a month end loan listing report which reflects loan number, loan name, end of month UPB, book value, market value and maturity date.

                            EXHIBIT A TO SCHEDULE 1

                                  SCHEDULE II

                                    SERVICES

The Services shall include, but are not limited to, the following:

(a) Upon the reasonable request by HLIC, the Administrator shall provide "ledger information" feeds with respect to the General Account and the Separate Account concerning the Administered Business as soon as practicable thereafter. Parties will make commercially reasonable efforts to migrate the use of "ledger information" feeds to provide the Services in Schedule II and the reports in
Schedule I as are reasonably practicable.

(b) Preparing and/or mailing all necessary, required or appropriate statements, notices, reports, confirmation statements, policy statements (quarterly and annual), contract prospectuses, and communications to Underlying Companies, policyholders of the Covered Insurance Policies, and to individual insurance producers, including notices of premiums and notices of any grace and lapse in coverage, as required by Applicable Law and performing services necessary to meet SEC requirements with respect to any Covered Insurance Policy, In addition, the Administrator, shall distribute at its expense to policy owners all required contract and fund prospectuses, post effective amendments or supplements to the registration statements of the Separate Accounts or of any underlying funds as well as annual and semi-annual reports;

(c) billing, collecting (for the account of the Administrator) and processing Recoverables and other amounts due under the Covered Insurance Policies and Existing Reinsurance Agreements and processing and paying any return Recoverables and other amounts due under the Covered Insurance Policies, Existing Reinsurance Agreements, any other Ancillary Agreement Covered Contracts, this Agreement and the Reinsurance Agreement;

(d) providing usual and customary services for the Underlying Companies and policyholders of the Covered Insurance Policies, including processing reinstatements, cancellations, policy lapses, expiries, non-forfeiture options, policyholder and beneficiary changes, policy loans, surrenders, policyholder sub-account transfer requests, and systematic payouts or other changes provided for under the Covered Insurance Policies and calculations relating thereto, and processing any policy changes requested by policyholders of the Covered Insurance Policies, including name changes, address changes, loss payee changes and increases and decreases in coverage amounts;

(e) as provided in Article XVI, calculating all premium taxes and assessments due in respect of the Administered Business and notifying HLIC of the full amount of said premium taxes and assessments for HLIC to make payment to the appropriate Governmental Body or guaranty association and furnishing HLIC with all information necessary for HLIC to make such payments and comply with all related filing and reporting requirements under the terms of this Agreement;

(f) preparing and delivering to HLIC or an HLIC Affiliate all accounting, financial, regulatory and actuarial information and reports related to the

Administered Business that is necessary to meet any regulatory, statutory, tax or GAAP accounting requirements;

(g) monitoring the Required Balance of the Trust Account and the assets held therein for purposes of delivering the reports required under Schedule I(vii);

(h) subject to Article VIII, handling all Governmental Body compliance matters in connection with the Administered Business and the Services;

(i) receiving, administering, processing, investigating and evaluating claims and disbursement requests filed by or on behalf of policyholders or Underlying Companies of the Covered Insurance Policies and either (i) paying, within the time periods and in the manner prescribed by Applicable Law, on behalf of HLIC, such claims and disbursement requests in accordance with the terms and conditions of the Covered Insurance Policies and Applicable Law (it being understood that this obligation is merely in furtherance of the provision of Services and is not intended to expand the Administrator's liability with respect to the Covered Insurance Policies, which liability shall be solely governed by the Reinsurance Agreement) or (ii) proposing to deny or denying, or compromising in accordance with the terms and conditions of the Covered Insurance Policies, Applicable Law and customary practices, such claims and disbursements in whole or in part and communicating the reason for denial to the claimant. In the event of non-payment of claims on account of incomplete or insufficient data, the Administrator shall acknowledge such fact to the claimant by the number of days provided by Applicable Law. The Administrator shall also communicate with reinsurers with respect to submission approval and payment, compromise or denial of claims made under the Covered Insurance Policies; maintain such files and records as are necessary to enable HLIC, at any time, to determine the true and accurate claim experience of the Covered Insurance Policies; and perform such other claim services as may be reasonably required in connection with the support and administration of the Covered Insurance Policies;

(j) The Administrator shall provide HLIC, on a monthly basis a list of all reported and discovered deaths of insureds under Covered Insurance Policies so that HLIC can comply with state death claim sharing requirements.

(k) The Administrator shall search public records to identify insured deaths. Such searches shall be done in accordance with Applicable Law, any applicable regulatory settlement or agreement in a process as reasonably agreed by the Parties. The Administrator may utilize the services of third party vendors to identify and locate insureds as long as the vendors are obligated to safeguard and keep confidential Customer Information relating to the Covered Insurance Policies to the same extent as the Administrator.

(l) Preparing all required escheat filings with respect to the Administered Business and timely providing information to HLIC upon request in order to allow HLIC to timely file such escheat filings;

(m) transferring assets or funds (i) between one or more Separate Accounts and HLIC's general account, (ii) between one or more sub-accounts of any such

Separate Accounts, or (iii) between HLIC and the Reinsurer in support of the Reinsurance Agreement;

(n) providing the following services related to the Separate Accounts on behalf HLIC and any additional Services reasonably requested by HLIC with respect to the Separate Accounts:

     (i) maintaining copies of each Separate Account's governing documents; provided that HLIC shall provide to the Administrator all current copies of such documents;

     (ii) preparing and filing with state insurance departments, necessary filings for the Separate Accounts, and preparing and maintaining required licenses and permits and complying with all related regulatory requirements; provided that the Administrator shall not be required to take any action pursuant to this paragraph (n)(ii) with respect to the modified guaranteed life insurance business;

     (iii) (1) preparing all Filings with the SEC in an accurate and complete manner and consistent with all applicable requirements for such Filings, except as provided below for Form N-6 filings;

          (2) with respect to Covered Insurance Policies required to be filed on Form N-6, the Administrator shall coordinate the preparation and filing with the SEC of registration statements and any amendments thereto. The Administrator shall prepare the prospectus, statement of additional information, Part C and any exhibits and letters required to be filed in or with the registration statement. The Administrator shall also prepare and file the financial statements of the Registrant (the separate account as defined in Section 2(a)(37) of the Investment Company Act of 1940 and as required by Form N-6 (SA Financials)) and coordinate the review of the SA Financials and the registration statement with the appointed independent auditing firms, HLIC will provide the Administrator with the financial statements of the Depositor as required by Form N-6 as soon as reasonably practicable for the Administrator to edgarize and include in the registration statement filings with the SEC. The Administrator shall obtain the necessary consents and exhibits for the registration statements. The Administrator shall provide HLIC with each registration statement prior to filing so that HLIC can review the filing and sign the Legal Opinion Letter provided in Item 26(k) of Form N-6. HLIC agrees to cooperate with the Administrator and provide the Administrator information and assistance reasonably necessary in order for the Administrator to timely file the registration statements,

     (iv) upon reasonable prior notice, the Administrator may cease updating prospectuses relating to the Covered Insurance Policies in accordance with the SEC no-action letter dated October 23, 1990 issued to Great-West Life & Annuity Insurance Company and any subsequent related no-action letters, or may begin to update prospectuses that HLIC has previously stopped updating.

     (v) administering Contracts on behalf of HLIC with, among others, mutual fund organizations that make their mutual funds available as investment options within the Separate Accounts;

     (vi) performing all accounting services with respect to the Separate Accounts as may be reasonably requested by HLIC from time to time or as required by Applicable Law, including that (1) within fifteen (15) days after the end of each calendar month, the Administrator shall provide "ledger information" in a mutually agreeable format with respect to the Separate Account so that HLIC can prepare the statutory annual statements, and (2) Administrator shall perform daily net asset/unit valuations; and

     (vii) performing, in the name and on behalf of HLIC or on behalf of an Affiliate of HLIC, all of HLIC's or an Affiliate's obligations under, and shall comply with the terms of, (i) any Mutual Fund Agreements, (ii) the underwriting agreements between HLIC and the principal underwriters for the policies, and (iii) any Distribution Agreements or other agreements related to the distribution of the policies, in each case to the extent that HLIC has provided complete copies of such agreements (including any amendments thereto) to the Administrator, in each case, to the extent consistent with Applicable Law,

(o) performing monthly reconciliations of suspense and withholding accounts and, upon HLIC's request, providing documentation of these reconciliations to HLIC;

(p) receiving, logging and responding to complaints in respect of the Covered Insurance Policies in accordance with Article VIII;

(q) providing any standard supplies needed for the administration of the Administered Business, which materials shall strictly be used in accordance with this Agreement;

(r) making recommendations to HLIC with respect to: (i) Non-Guaranteed Elements in accordance with Section 4.06, (ii) reserving methodologies related to the Covered Insurance Policies, (iii) dividends with respect to any par policies and
(iv) changes to fund options in accordance with Section 4.07;

(s) managing any communications with Distributors or Distribution Intermediaries regarding the Covered Insurance Policies;

(t) Rule 38a-l Compliance Program. For as long as any Covered Insurance Policy that is registered as a security with the SEC remains in force and the Administrator continues to act as an "administrator" (as defined in the Investment Company Act of 1940, as amended), the Administrator shall implement and, throughout the term of this Agreement, maintain in effect, policies and procedures reasonably designed to prevent, detect, and correct violations of "federal securities laws" (as defined in Rule 38a-1), insofar as applicable to the Services the Administrator is providing hereunder, by the Administrator and its respective employees, officers, agents and Affiliates. The Administrator will promptly notify HLIC in the event that it becomes aware of any "material compliance matter" (as defined in Rule

38a-1) arising with respect to the Services provided hereunder. The Administrator shall promptly provide true and complete copies of such policies and procedures (or summaries thereof) and related information required by Applicable Law upon reasonable request including but not limited to, control reports, incident reports, exception reports, compliance check-lists and internal audit reports. The Administrator shall cooperate with periodic reviews by HLIC's personnel of such policies and procedures, their operation and implementation, including visual inspection of the Administrator's facilities and processes, and provide such additional information, reports, and certifications to HLIC in respect of such policies and procedures, compliance with federal securities laws and related compliance matters as HLIC may reasonably request. The Administrator shall appoint a Chief Compliance Officer whose responsibilities include preparation of reports on the operation and effectiveness of the Separate Account's Rule 38a-l compliance program ("Compliance Program"), and providing information with respect to the Compliance Program to HLIC so that the HLIC 38a-l CCO can prepare the annual and periodic reports as required.

(u) The Administrator shall provide HLIC or an Affiliate of HLIC as required by Applicable Law, with the following non-exclusive list of periodic reports, certifications, and additional information, the frequency of which may be changed from time to time at the discretion of HLIC:

     (i) The Administrator's Compliance Program shall include an annual review by the Administrator's Chief Compliance Officer of the adequacy and effectiveness of the policies and procedures of the Administrator's Compliance Program and the effectiveness of its implementation and the submission of a signed annual report by the Administrator's Chief Compliance Officer by no later than May 1 of every calendar year containing all customary and reasonable detail and elements of a report necessary for the HLIC 38a-l CCO to prepare the reports as provided in Rule 38a-l;

     (ii) The Administrator shall promptly notify HLIC in the event that it becomes aware of any compliance matter arising with respect to the Services provided hereunder within 24 hours of discovery, if possible, but in no instance later than three (3) Business Days after discovery thereof, and shall provide HLIC with copies of all pertinent files and information relating thereto and the HLIC 38a-l CCO shall have the opportunity to discuss the Administrator's remediation plans, prior to implementation if practicable, regarding any such compliance matter and to make reasonable recommendations to the Administrator regarding such remediation plan;

     (iii) In the event the Administrator contemplates making any material changes to the existing compliance policies and procedures under its Compliance Program, the Administrator shall timely notify and provide HLIC with copies of the proposed amendments for review, comment, and final approval by HLIC of such documents;

     (iv) Provide HLIC with reports upon request, regarding the compliance personnel employed and retained by the Administrator to provide services to the Covered Insurance Policies, or on behalf of an Affiliate of HLIC, and describing the experience, skill, expertise, licenses and accreditation of said compliance staff; and

     (v) Create and maintain all internal reports, control reports, exception reports, and certifications necessary to administer the business, and make such reports and certifications available to HLIC as needed for internal and external purposes.

(v) Perform services to administer and manage the Existing Reinsurance Agreements, including:

     (i) Provide reports and data to reinsurers as required under the Existing Reinsurance Agreements;

     (ii) Calculate amounts required, pay amounts due and collect amounts owing as required under the Existing Reinsurance Agreements;

     (iii) Consult with reinsurers as required under the terms of the Existing Reinsurance Agreements (such consultation may include notification of changes in rates or terms of Covered Insurance Policies, changes in policies, manuals or processes related to the Covered Insurance Policies or review of claims made under the Covered Insurance Policies );

     (iv) Respond to reinsurer requests for information and facilitate audits as permissible under the Existing Reinsurance Agreements;

     (v) Initiate and facilitate amendments to Existing Reinsurance Agreements, as requested by HLIC or the reinsurers;

     (vi) Facilitate, in accordance with the Existing Reinsurance Agreements, the timely update of any collateral supporting HLIC's reserve credit under such Existing Reinsurance Agreements in its Statutory Financial Statements;

     (vii)  Provide HLIC with updated collateral documentation within fifteen
     (15) Business Days of" receipt by the Administrator and an annual verification of collateral amounts no later than fifteen (15) Business Days after every calendar year; and

     (viii) Provide HLIC with information related to the Existing Reinsurance Agreements to complete internal and external reporting related to reinsurance. Such reporting includes, but is not limited to quarterly and annual statutory and GAAP reporting, rating agency surveys, and regulatory reports, requests and inquiries.

(w) The Administrator shall investigate and prepare responses to all customer complaints and regulatory inquiries or complaints. Subject to the foregoing, all

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customer complaints shall be handled in accordance with Applicable Law
(including without limitation any response time requirements applicable thereto). A record of all customer complaints shall be maintained in a log showing the date received, the nature of the complaint, the action taken (if any) and the date of the response. As used herein, a "customer complaint" shall be deemed to include any written communication primarily expressing a grievance against HLIC, an Affiliate of HLIC, or the Administrator;

(x)  Print and mail privacy notices to policy owners as required by Applicable
Law;

(y) Provide regulatory supervision and compliance, to the extent the Administrator is permitted under Applicable Law, as to all Services contemplated by this Agreement;

(z) Monitor statutes and regulations of the insurance departments in the various states in which the policyowners or Covered Insurance Policies are located to ensure compliance therewith and to provide reasonable assurance that any actions or communications required by such regulations or statutes are properly made;

(aa) Monitor the federal securities statutes and the rules, regulations, orders and interpretations thereunder and the securities statutes and rules, regulations, orders and interpretations thereunder of the various states in which the policy owners or Covered Insurance Policies are located to provide reasonable assurance of compliance therewith and to ensure that any actions or communications required thereby are properly made;

(bb) Monitor the federal Tax and the rules, regulations, orders, and interpretations thereunder and the tax statutes and rules, regulations, orders and interpretations thereunder of the various states in which the policy owners or Covered Insurance Policies are located to provide reasonable assurance of compliance therewith and to ensure that any actions or communications required thereby are properly made; and

(cc) Provide such services as HLIC or an Affiliate of HLIC may require in connection with responding to inquiries from the SEC, FINRA, NAIC or the insurance or securities departments in accordance with Article VIII.

(dd) Provide the Commission Payment Services, as such term is defined in and, in accordance with, the Letter Agreement dated January 2, 2013 by and among the Administrator, HESCO, Hartford Securities Distribution Company, Inc., HLIC, Hartford Life and Accident Insurance Company and Hartford Life and Annuity Insurance Company as long as it remains in effect, including:

     (i) Providing ministerial services involving the calculation and provision of commission disbursement payment instructions to a financial institution selected by HLIC for the payment of commissions to Distribution Intermediaries distributing products covered by this Agreement, including variable life insurance policies underwritten by HLIC's affiliated broker-dealers;

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     (ii)  Providing HLIC and any affiliated broker-dealer information reasonably necessary for HLIC and any such affiliated broker-dealer to monitor the Administrator's performance with respect to the functions described in paragraph (i) above;

     (iii) Providing HLIC and any affiliated broker-dealer with information necessary for such affiliated broker-dealer to properly reflect the commission payments described in (i) above on any affiliated broker-dealer's books and records in accordance with FINRA rules and regulations;

     (iv) Creating and maintaining books and records reflecting the commission payment instructions with respect to insurance policies covered by this Agreement in accordance with Applicable Law (as defined in the Purchase Agreement), retaining such books and records for time periods required by Applicable Law, and providing access to the books and records to HLIC and any affiliated broker-dealer upon their reasonable written request.

                                  SCHEDULE III

                       INFORMATION SECURITY REQUIREMENTS

1. Purpose. This Schedule III sets forth the minimum information security program and infrastructure policies (the "Information Security Requirements") that each Party (the "Data Recipient") must meet and maintain in order to protect Confidential Information and Personal Information (collectively, the "Data") of the other Party (the "Data Provider") from unauthorized use, access, disclosure, theft, manipulation, reproduction and/or possible security breach during the term of the Agreement and for any period of time thereafter during which the Data Recipient has possession of or access to the Data.

2. Information Security Safeguards. The Data Recipient and all of its Affiliates and Representatives have implemented, currently maintain, and will maintain throughout the term of this Agreement an information security program designed to protect Data, which program includes administrative, technical and physical safeguards (i) to ensure the security and confidentiality of Data; (ii) to protect against any anticipated threats or hazards to the security or integrity of such Data; and (iii) to protect against unauthorized access to or use of Data which could result in harm or inconvenience to the Data Provider or its customers ("Information Security Safeguards").

2.1 Standards & Practices. The Data Recipient's Information Security Safeguards shall incorporate commercially reasonable methods and safeguards to ensure the security, confidentiality, integrity, availability and privacy of the Data.

2.2 Information Security Policies. The Data Recipient must have in place and adhere to internal information security and privacy policies that address the roles and responsibilities of the Data Recipient's personnel, including both technical and non-technical personnel, who have direct or indirect access to the Data. These internal security and privacy policies must, at a minimum, include: security policy; organization of information security; asset management; human resources security; physical and environment security; communications and operations management; access control; information systems procurement, development and maintenance; information security incident management; business continuity management; and compliance.

2.3 Workspace Security. The Data Recipient's Information Security Safeguards must include reasonable workspace controls designed to protect Customer Information.

2.4 Appropriate Safeguards. The Data Recipient's Information Security Safeguards shall include (i) safeguards against the unauthorized destruction, loss, or alteration of the Data; (ii) safeguards against unauthorized access to such data; and (iii) network and internet security procedures, protocols, security gateways and firewalls with respect to such data in accordance with best commercial practices.

2.5 Physical Security Safeguards. The Data Recipient's Information Security Safeguards shall include physical safety and security safeguards at any facilities where any Services are performed or received that meet or exceed reasonable best commercial practices.

3. Vulnerability Assessments. Without limiting the Data Recipient's obligations set forth in this Agreement, the Data Recipient will maintain, at its own expense, a vulnerability assessment program that is consistent with the Data Recipient's standard process and procedures, or at least annually, on all information applications and/or systems associated with accessing, processing, storage, communication and/or transmission of the Data including the Data Recipient's systems and networks. The assessment program must include a methodology for identifying, quantifying, ranking and mitigating weaknesses in the Data Recipient's systems.

4. Third Party Security Assessment. No more than one time per year, the Administrator shall complete HLIC's Third-Party Security Assessment Questionnaire and forward a completed copy to HLIC's information protection department. No more than one time per year, HLIC shall complete Administrator's Third-Party Security Assessment Questionnaire and forward a completed copy to Administrator's information protection department.

5.  Information Security Infrastructure.

5.1 Access Controls. The Data Recipient will ensure appropriate access controls are in place to protect the Data. The Data Recipient must also ensure that segregation of duties principles are employed in the assignment of all critical job functions. The Data Provider will be solely responsible for implementing and maintaining access controls on its own systems to which the Data Recipient may be granted access.

5.2 Authorized Persons. The Data Recipient shall limit access to the Data to those of its Representatives who have a need to access such data in connection to the uses permitted by this Agreement ("Authorized Persons"). The Data Recipient shall ensure that each Authorized Person is trained and shall comply with the requirements of the Data Recipient's Information Security Safeguards. The Data Recipient shall re-evaluate its list of Authorized Persons at least annually.

5.3 Password Administration. The Data Recipient's passwords that are associated with access to Data must comply with PCI password requirements.

5.4 Encryption. The Data Recipient must encrypt all off-site tapes, removable media devices, laptops, e-mail between the Parties, network file transfers, and web transactions. Encryption is provided through commercial grade, industry-standard strong cryptographic algorithms, protocols, and commercially reasonable key strengths.

5.5 Network and Host Security. The Data Recipient must have commercially reasonable and efficient network intrusion detection, firewalls and anti-virus protection in place and functioning properly. The Data Recipient shall use commercially reasonable efforts to ensure that operating systems and applications that are associated with the Data must be patched within a commercially reasonable time period after Data Recipient has actual or constructive knowledge of any security vulnerabilities. The Data Recipient will exercise generally accepted industry standards to protect against malware and Viruses.

6. Audit and Reporting. Each Data Recipient must conduct annual self-audits to ensure compliance with these Information Security Requirements and its internal information security and privacy policies and, upon request, shall provide a copy of the latest report for such audits to the Data Provider.

7.   Customer Information.

7.1 The Data Recipient shall notify the Data Provider, promptly and without unreasonable delay, but in no event more than two (2) Business Days after learning that unauthorized access to, disclosure of, or breach in the security (in each case as defined by Applicable Law) of Customer Information disclosed or provided by the Data Recipient has occurred (a "Security Incident"). Thereafter, the Data Recipient shall, at its own cost and expense:

     (a) promptly furnish to the Data Provider full details of the Security Incident;

     (b) assist and cooperate fully with the Data Provider in the Data Provider's investigation of the Data Recipient and employees or third parties related to the Security Incident (subject to the Data Recipient being present at any discussions with such employees or third parties), including providing the Data Provider with reasonable and necessary physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter (subject to the Data Recipient being present at any interviews with such employees or others), and making available all relevant requested records, logs, files, and data;

     (c) cooperate with the Data Provider in any litigation or other action against third parties deemed necessary by Data Provider to protect its rights; and\

     (d) promptly use its commercially reasonable efforts to prevent a recurrence of any such Security Incident.

7.2 In addition to the foregoing, the Data Recipient agrees that in the event of a Security Incident, the Data Provider shall have the sole right to determine
(i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation; (ii) the contents of such notice; and (iii) whether any type of remediation may be offered to affected persons (provided that such remediation shall be limited to two (2) years of credit monitoring at a level at least equal to that offered by Equifax ID Patrol). Any such notice or remediation shall be at the Data Recipient's sole cost and expense.

7.3 The Data Recipient agrees that its treatment of Customer Information is in compliance with Applicable Laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (i) ensure the security and confidentiality of such Customer Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (iii) protect against unauthorized access to, destruction, modification, disclosure or use of such Customer Information which could result in substantial harm or inconvenience to the Data Provider, or to any person who may be identified by such Customer Information. The Data Recipient shall immediately notify the Data Provider if the Data Recipient is in material breach of this Schedule III. The Data Recipient shall allow the Data Provider to perform an audit, the scope of which is mutually agreed upon, of the Data Recipient's facilities and records to ensure compliance with the privacy and security provisions of this Agreement.

                                  SCHEDULE IV
                             INVESTMENT ACCOUNTING

                                   [REDACTED]

                                   EXHIBIT A

                      FORM OF TRADEMARK LICENSE AGREEMENT

                                   [REDACTED]